Moody National REIT II, Inc. 8-K

Exhibit 10.6

LOAN AGREEMENT

Dated as of May 24, 2016

Between

MOODY NATIONAL YALE-SEATTLE HOLDING, LLC,

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

Loan No. 10105719

i

ARTICLE III CONDITIONS PRECEDENT		48

Section 3.1	Conditions Precedent to Closing	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES		48

Section 4.1	Borrower Representations	48
4.1.1.	Organization	48
4.1.2.	Proceedings	48
4.1.3.	No Conflicts	49
4.1.4.	Litigation	49
4.1.5.	Agreements	49
4.1.6.	Title	50
4.1.7.	Solvency	50
4.1.8.	Full and Accurate Disclosure	51
4.1.9.	ERISA	51
4.1.10.	Compliance	52
4.1.11.	Financial Information	52
4.1.12.	Condemnation	52
4.1.13.	Federal Reserve Regulations	53
4.1.14.	Utilities and Public Access	53
4.1.15.	Not a Foreign Person	53
4.1.16.	Separate Lots	53
4.1.17.	Assessments	53
4.1.18.	Enforceability	53
4.1.19.	No Prior Assignment	53
4.1.20.	Insurance	54
4.1.21.	Use of Property	54
4.1.22.	Certificate of Occupancy; Licenses	54
4.1.23.	Flood Zone	54
4.1.24.	Physical Condition	54
4.1.25.	Boundaries	54
4.1.26.	Leases	55
4.1.27.	Survey	55
4.1.28.	Inventory	55
4.1.29.	Filing and Recording Taxes	55
4.1.30.	Special Purpose Entity/Separateness	56
4.1.31.	Management Agreement	56
4.1.32.	Illegal Activity	56
4.1.33.	No Change in Facts or Circumstances; Disclosure	56
4.1.34.	Investment Company Act	56
4.1.35.	Embargoed Person	57
4.1.36.	Principal Place of Business; State of Organization	57
4.1.37.	Environmental Representations and Warranties	57
4.1.38.	Cash Management Account	58
4.1.39.	Franchise Agreement	59
4.1.40.	Hotel Personal Property	59
4.1.41.	Labor Matters	59
4.1.42.	Leases	59

Section 4.2	Survival of Representations	59

ARTICLE V BORROWER COVENANTS		59

Section 5.1	Affirmative Covenants	59
5.1.1.	Existence; Compliance with Legal Requirements	60
5.1.2.	Taxes and Other Charges	61
5.1.3.	Litigation	61
5.1.4.	Access to Property	61
5.1.5.	Notice of Default	62
5.1.6.	Cooperate in Legal Proceedings	62
5.1.7.	Intentionally Omitted	62
5.1.8.	Award and Insurance Benefits	62
5.1.9.	Further Assurances	62
5.1.10.	Principal Place of Business, State of Organization	63
5.1.11.	Financial Reporting	63
5.1.12.	Business and Operations	66
5.1.13.	Title to the Property	66
5.1.14.	Costs of Enforcement	67
5.1.15.	Estoppel Statement	67
5.1.16.	Loan Proceeds	68
5.1.17.	Performance by Borrower	68
5.1.18.	Confirmation of Representations	68
5.1.19.	Environmental Covenants	69
5.1.20.	Leasing Matters	71
5.1.21.	Alterations	72
5.1.22.	Operation of Property	72
5.1.23.	Embargoed Person	73
5.1.24.	Default under Franchise Agreement	73
5.1.25.	Opinion of Counsel	74
5.1.26.	Master Lease Documents	74
5.1.27.	Financial Covenants.	74
Section 5.2	Negative Covenants	75
5.2.1.	Operation of Property	75
5.2.2.	Liens	75
5.2.3.	Dissolution	76
5.2.4.	Change In Business	76
5.2.5.	Debt Cancellation	76
5.2.6.	Zoning	76
5.2.7.	No Joint Assessment	76
5.2.8.	Intentionally Omitted	76
5.2.9.	ERISA	76
5.2.10.	Transfers	77
5.2.11.	Master Lease Documents	79

ARTICLE VI INSURANCE; CASUALTY; CONDEMNATION		80

Section 6.1	Insurance	80
Section 6.2	Casualty	84
Section 6.3	Condemnation	84
Section 6.4	Restoration	85

ARTICLE VII RESERVE FUNDS		89

Section 7.1	Required Repairs	89
7.1.1.	Deposits	89
7.1.2.	Release of Required Repair Funds	89
Section 7.2	Tax and Insurance Escrow Fund	90
Section 7.3	Replacements and Replacement Reserve	90
7.3.1.	Replacement Reserve Fund..	90
7.3.2.	Disbursements from Replacement Reserve Account.	90
7.3.3.	Performance of Replacements.	92
7.3.4.	Failure to Make Replacements.	94
Section 7.4	PIP Reserve Fund	94
7.4.1.	PIP Reserve Fund	94
7.4.2.	Disbursements from the PIP Reserve Account..	95
Section 7.5	Excess Cash Flow Reserve Fund	95
7.5.1.	Deposits to Excess Cash Flow Reserve Account	95
7.5.2.	Release of Excess Cash Flow Reserve Funds	96
Section 7.6	Reserve Funds, Generally	96

ARTICLE VIII DEFAULTS		97

Section 8.1	Event of Default	97
Section 8.2	Remedies	101
Section 8.3	Remedies Cumulative; Waivers	103

ARTICLE IX SPECIAL PROVISIONS		103

Section 9.1	Secondary Market Transaction	103
9.1.1.	Secondary Market Transaction	103
9.1.2.	Secondary Market Transaction Costs	106
Section 9.2	Right To Release Information	106
Section 9.3	Exculpation	106
Section 9.4	Matters Concerning Manager	110
Section 9.5	Servicer	110

ARTICLE X MISCELLANEOUS		110

Section 10.1	Survival	110
Section 10.2	Lender’s Discretion	111
Section 10.3	Governing Law	111
Section 10.4	Modification, Waiver in Writing	112

v

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs – Deadlines for Completion

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Tenant Direction Letter Form

Schedule V	–	Credit Card Direction Letter Form

Schedule VI	–	Commitment Percentage

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of May 24, 2016 (this “Agreement”), between KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 127 Public Square, Cleveland, Ohio 44114 (“Lender”) and MOODY NATIONAL YALE-SEATTLE HOLDING, LLC, a Delaware limited liability company, having its principal place of business at 6363 Woodway, Suite 110, Houston, Texas 77057 (“Borrower”).

RECITALS:

A.           Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B.           Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean (i) Lender or (ii) a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, (ii)(x) a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, and (iii) if any the Securities or any class thereof in any Secondary Market Transaction are rated by Fitch, a long-term unsecured debt rating of at least “A” by Fitch (and not on Rating Watch Negative) and a short-term unsecured debt rating of at least “F1” by Fitch (and not on Rating Watch Negative), or (b) intentionally omitted.

“Action” has the meaning set forth in Section 10.3 hereof.

“Affected Lender” shall have the meaning set forth in Section 2.2.16 hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or executive officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Borrower, Master Tenant, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” means KeyBank National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Applicable Margin” shall mean:

(a)          if the then-current Loan to Value Ratio is sixty percent (60%) or less, (i) with respect to a LIBOR Rate Loan, three and seventy five one hundredths percent (3.75%) and (ii) with respect to a Base Rate Loan, two and seventy five one hundredths percent (2.75%); and

(b)          if the then-current Loan to Value Ratio is greater than sixty percent (60%), (i) with respect to a LIBOR Rate Loan, four and seventy five one hundredths percent (4.75%) and (ii) with respect to a Base Rate Loan, three and seventy five one hundredths percent (3.75%).

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.17 hereof.

“Assignment of Management Agreement” means that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, and consented and agreed to by Master Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Availability Threshold” means the greater of $30,000.00 or 1% of the initial principal balance of the Loan.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or (f) such Person admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Base Rate” shall mean the greatest of (a) the fluctuating annual rate of interest announced from time to time by Lender at Lender’s Head Office as its “prime rate”, (b) the then applicable LIBOR Base Rate for a one month Interest Period plus one percent (1%) per annum, or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Loan” shall mean the Loan bearing interest calculated by reference to the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Excess Cash Flow Subaccount” shall have the meaning set forth in Section 7.5.1 hereof.

“Breakage Costs” shall mean the actual cost to Lender of re-employing funds bearing interest at the LIBOR Base Rate incurred (or reasonably expected to be incurred) in connection with (a) any payment of any portion of the Loan bearing interest at the LIBOR Base Rate prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to a Loan of another Type on a date other than the last day of the relevant Interest Period, or (c) if applicable, the failure of the Borrower to borrow, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

“Business Day” means any day on which banking institutions located in the same city and State as the Lender’s Head Office are located are open for the transaction of banking business and, in the case of a LIBOR Rate Loan, which also is a LIBOR Business Day.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender, Master Tenant and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of an Event of Default.

“Cash Sweep Event Cure” means the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its discretion); provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower, Master Tenant or Principal.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the funding of the Loan.

“Co-Lender” shall mean KeyBank National Association, and each and every entity which holds an interest in all or any portion of the Loan in connection with a Syndication, individually and collectively as the context may require.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collected Taxes” shall have the meaning set forth in the Cash Management Agreement.

“Commitment” shall mean, as to each Lender, the amount of the Loan amount multiplied by such Lender’s Commitment Percentage.

“Commitment Percentage” shall mean, with respect to each Lender, the percentage of the Loan amount set forth on Schedule VI hereto opposite such Lender’s name, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form attached hereto as Schedule VII.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Credit Card Company” shall have the meaning set forth in the Cash Management Agreement.

“Credit Card Direction Letter” means an instruction letter to Tenants substantially in the form attached hereto as Schedule V.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled principal (if any) and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)           the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) actual franchise fees incurred in connection with the operation of the Property, or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 4.0% of Gross Income from Operations and (2) the actual management fees incurred, (B) franchise fees (inclusive of any royalty fees and contribution fees) equal to the greater of (1) assumed franchise fees of six percent (6.0%) of Room Revenues and (2) the actual franchise fees incurred, and (C) annual Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations; and

(b)           notwithstanding any “interest only” period under the Loan, the denominator is an assumed Debt Service for such period calculated on the basis of an assumed Interest Rate of six percent (6.0%) and a thirty (30) year amortization schedule).

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a)           the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 4.0% of Gross Income from Operations and (2) the actual management fees incurred, and (B) annual Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations; and

(b)          the outstanding principal balance of the Loan.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Secondary Market Transaction.

“Dollars” shall mean lawful currency of the United States of America.

“Easement Agreement” shall mean that certain Easement Agreement, dated as of May 5, 2000, by and between SeaFx Property, LP and Diamond Parking, Inc., recorded on or about May 16, 2000 in the Official Records of King County, Washington under Recording Number 20000516000769.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Master Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health from exposure to Hazardous Substances, relating to protection of the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health (from exposure to Hazardous Substances) or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as it relates to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with Hazardous Substances or other environmental conditions of the Property, in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property, in each such case, arising from exposure to, or the presence of, Hazardous Substances; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property, in each such case, arising from exposure to, or the presence of, Hazardous Substances.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of Borrower’s, Master Tenant’s or Guarantor’s controlled group, under common control with Borrower, Master Tenant or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Master Tenant, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Master Tenant, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by Borrower, Master Tenant, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5 hereof.

“Exit Fee” shall have the meaning set forth in the Fee Letter Agreement.

“Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“FATCA” shall have the meaning set forth in Section 2.2.4(b) hereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”.

“Fee Letter Agreement” shall mean that certain Letter Agreement, dated as of the date hereof, by and between Borrower and Lender.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate, in form and substance reasonably acceptable to Lender, certifying (a) that the Debt Service Coverage Ratio for the Property equals or exceeds the Minimum DSCR and that the Debt Yield equals or exceeds the Minimum Debt Yield (or, if either of such statements would not be true, citing such failure) and (b) calculations reflecting (x) the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter and (y) the Debt Yield as of the last day of such quarter, together with an exhibit attached thereto detailing such calculations of the Debt Service Coverage Ratio and Debt Yield (which shall in each case be subject to verification by Lender).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by Borrower, Master Tenant, Guarantor or any ERISA Affiliate.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by Borrower, Master Tenant, Guarantor or any ERISA Affiliate.

“Franchise Agreement” shall mean that certain Relicensing Franchise Agreement dated as of the date hereof between Master Tenant and Franchisor, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchise Guaranty” shall mean that certain Guaranty executed by Moody REIT II and Brett C. Moody in favor of Franchisor, dated as of the date hereof (and/or any replacement therefor entered into pursuant to the Franchise Agreement).

“Franchisor” shall mean Marriott International, Inc., or, if the context requires, a Qualified Franchisor that is the franchisor under a Replacement Franchise Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit and computed on an accrual basis) received by Borrower, Master Tenant or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower, Master Tenant or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (i) all income and proceeds received from Leases and rental of rooms, commercial space and meeting, conference and/or banquet space within the Property (including net parking revenue); (ii) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (iii) all income and proceeds from business or rental interruption or other loss of income insurance and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof); (iv) all Awards for temporary use (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof and in Restoration of the Property); (v) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof); (vi) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (vii) intentionally omitted; but excluding, (a) gross receipts received by Tenants (i.e., other than Master Tenant) or received by licensees or concessionaires of the Property; (b) consideration received at the Property for hotel accommodations, goods and services to be provided at or for the benefit of other hotels, although arranged by, for or on behalf of Borrower, Master Tenant or Manager; (c) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (d) federal, state and municipal excise, sales, use or other taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (e) Awards (except to the extent provided in clause (iv) above); (f) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (g) gratuities collected by, and wages paid to, the Property employees; and fees and other amounts payable to Manager by Master Tenant or Borrower, as the case may be, in respect of services provided by Manager to Master Tenant or Borrower pursuant to the Management Agreement; (h) rent payable to Borrower under the Master Lease; (i) the proceeds of any financing; (j) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (k) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; and (l) payments made to Borrower pursuant to the Interest Rate Cap Agreement.

“Guarantor” means, individually and/or collectively as the context may require, Moody Guarantor, Moody REIT Guarantor and Moody LP Guarantor.

“Guaranty” means, individually and/or collectively as the context may require, the Recourse Guaranty and the Payment Guaranty.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that, by virtue of the presence thereof or exposure thereto, may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hotel Transactions” means (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s or Master Tenant’s business conducted at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services, and (ii) informational or guest services that are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Improvements” has the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender and, its designee (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Secondary Market Transaction or has acted as the sponsor or depositor in connection with the Secondary Market Transaction, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Secondary Market Transaction, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Secondary Market Transaction, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business), in each case, in their respective capacities as such.

“Initial Maturity Date” shall mean February 23, 2017 or such earlier date on which the final payment of the Note becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that could interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment from Hazardous Materials, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, or point of use water treatment, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, with respect to a LIBOR Rate Loan, (a) initially, the period commencing on the Closing Date and ending one, two, or three (if available from Lender) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to the Loan and ending on the last day of one of the periods set forth above, as selected by Borrower pursuant to an Interest Period Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by Lender in accordance with the then current bank practice in London;

(ii)          any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iii)         no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

“Interest Period Request” shall mean a written notice delivered by Borrower to Lender detailing Borrower’s decision to select a one, two, or three month period (subject to availability from Lender) as set forth, and in accordance with, the definition of Interest Period.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Article II hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.17 and Section 2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Key Principal” shall mean Brett C. Moody.

“KeyBank” shall mean KeyBank National Association, a national banking association.

“Land” has the meaning set forth in the granting clause of the Security Instrument.

“Lease” has the meaning set forth in the Security Instrument. Notwithstanding the foregoing, for purposes hereof, neither the Master Lease nor any Hotel Transaction shall constitute a Lease.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Master Tenant, at any time in force affecting Borrower, Master Tenant, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender’s Head Office” means Lender’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as Lender may designate from time to time by notice to Borrower.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Loan for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate (rounded upwards to the nearest one one-hundredth of one percent (0.01%)) for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to Lender, the applicable LIBOR Base Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Lender’s relevant LIBOR Rate Loan and having a maturity equal to such Interest Period, provided, that, if any such LIBOR rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Business Day” shall mean any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

“LIBOR Lending Office” shall mean, initially, the office of Lender designated as such on Schedule VI hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

“LIBOR Rate Loan” shall mean the Loan bearing interest calculated by reference to the LIBOR Base Rate.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer for security of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Recourse Guaranty, the Payment Guaranty, the Cash Management Agreement, the Master Lease Subordination Agreement, the Master Lease ALR, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, the Fee Letter Agreement, and all other documents pursuant to which a Person incurs or assumes an obligation to or for the benefit of Lender that are executed or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal amount of the Loan as of the date of such calculation and the denominator of which is the value of the Property based on a current Appraisal thereof, by (ii) one hundred (100).

“MAI” shall mean that the designee has earned the “MAI” designation from The Appraisal Institute.

“Management Agreement” means the management agreement entered into by and between Master Tenant and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means Moody National Hospitality Management, LLC, a Texas limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Master Lease” means that certain Hotel Lease Agreement dated as of the date hereof by and between Borrower and Master Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith with the consent of Lender.

“Master Lease ALR” shall mean that certain Master Lease Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Master Tenant in favor of Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Lease Documents” shall mean the Master Lease, the Master Lease ALR, and the Master Lease Subordination Agreement.

“Master Lease Subordination Agreement” shall mean the Master Lease Subordination and Attornment Agreement executed by Master Tenant for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Tenant” shall mean Moody National Yale-Seattle MT, LLC, a Delaware limited liability company.

“Master Tenant’s Excess Cash Flow Subaccount” shall have the meaning set forth in Section 7.5.1 hereof.

“Material Action” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing in any legal proceeding such Person’s inability to pay its debts generally as they become due, or to affirmatively take action in furtherance of any of the foregoing.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of the Extension Option described in Section 2.7 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Memorandum of Subordination Agreement” shall mean that certain Memorandum of Subordination Agreement, dated on or about the date hereof, by and between Master Tenant and Lender.

“Minimum Debt Yield” shall mean that the Debt Yield, as determined by Lender, shall be equal to or greater than (i) from the Closing Date to (but not including) July 1, 2016, eight and 82/100 percent (8.82%), (ii) from July 1, 2016 to (but not including) October 1, 2016, nine percent (9.00%) and (ii) from October 1, 2016 until the Maturity Date, ten percent (10.00%).

“Minimum DSCR” shall mean that the Debt Service Coverage Ratio for the Property, as determined by Lender, shall be greater than (i) through (but not including) October 1, 2016, 1.20 to 1.0 and (ii) from October 1, 2016 until the Maturity Date, 1.40 to 1.0.

“MNOP II” shall mean Moody National Operating Partnership II, L.P., a Delaware limited partnership.

“Monthly Debt Service Payment Amount” means an amount equal to interest on the Loan in arrears on such Payment Date with respect thereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody Guarantor” shall mean Brett C. Moody, a natural person.

“Moody LP Guarantor” shall mean MNOP II.

“Moody REIT Guarantor” means Moody REIT II.

“Moody REIT II” means Moody National REIT II, Inc., a Maryland corporation.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Master Tenant, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, Master Tenant, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Master Tenant, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Master Tenant, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.2.4(b) hereof.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.2.4(c) hereof.

“Note” means that certain Promissory Note, dated the date hereof, in the principal amount of $56,250,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” has the meaning as set forth in the Security Instrument.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower, Master Tenant or Guarantor, as applicable, which is signed by an authorized officer of Borrower, Master Tenant or Guarantor, or of the general partner of (1) the sole member of Borrower, or (2) the sole member of Master Tenant, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding (i) depreciation and amortization, (ii) any Debt Service, (iii) any Capital Expenditures, or (iv) the costs of any other things specified to be done or provided at Borrower’s, Master Tenant’s or Manager’s sole cost and expense), incurred by Borrower, Master Tenant or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to such period under Borrower’s or Master Tenant’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower, Master Tenant and/or Manager shall reasonably consider appropriate (collectively, the “Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (collectively, the “Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (1) employees of the Property whose primary duties consist of the management of the Property or of a recognized department or division thereof; or (2) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Property, (B) who have authority with reference to the hiring, firing and advancement of other employees of the Property, (C) who customarily and regularly exercise discretionary powers, (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (2) of this sentence, and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts. If the Executive Hotel Personnel are on the payroll of Guarantor or any Affiliate of Guarantor, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by Lender) shall be billed by said Affiliate to and be reimbursed by Borrower, Master Tenant and/or Manager monthly, and such reimbursement shall be an Operating Expense. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of their respective Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit the Property exclusively in connection with the management of the Property. Notwithstanding the foregoing, if it becomes necessary for an employee of Guarantor or an employee or executive of any Affiliate of Guarantor to temporarily perform services at the Property of a nature normally performed by personnel of the Property, his or her salary (including payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services; (c) the cost of all other goods and services obtained by Borrower, Master Tenant or Manager in connection with its operation of the Property, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the Property for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries (if any), and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) Insurance Premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business or rental interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that (1) Lender has specifically approved in advance such self-insurance or (2) insurance is unavailable to cover such risks. Premiums on policies will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower, Master Tenant or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower and/or Master Tenant (the “Independent CPA”) for services directly related to the operation of the Property; (h) [omitted]; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Master Tenant, Manager, Guarantor or any of their respective Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, excluding costs relating to the offices maintained by Borrower, Master Tenant, Manager, Guarantor, or any of their respective Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower, Master Tenant or Manager related to meetings between Borrower and/or Master Tenant and Manager with respect to administration of the Management Agreement, as applicable, or of the Property involving travel away from such party’s principal offices; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s and/or Master Tenant’s system; (l) the cost associated with any commercial Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; and (o) all costs and expenses of owning, maintaining, conducting, directing, managing and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Original Principal Amount” means $56,250,000.00.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time

“Participant Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Payment Date” means July 1, 2016 and the first (1st) day of each calendar month thereafter during the term of the Loan.

“Payment Guaranty” means that certain Guaranty of Payment, dated as of the date hereof, executed and delivered by Moody Guarantor, Moody REIT Guarantor and Moody LP Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority or for other Charges not yet delinquent or that are being contested in accordance with the Loan Documents, (d) mechanics’, materialmen’s, and other similar Liens on the Property that are not yet delinquent or that are being contested, or are otherwise discharged or bonded, in accordance with the Loan Documents; (e) Leases entered into in accordance with the Loan Documents, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances individually or in the aggregate do not materially adversely affect the value or use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate Net Cash Flow sufficient to service the Loan or Borrower’s ability to pay its obligations under the Loan Documents when they become due.

“Permitted Indebtedness” has the meaning set forth in clause (xxiii) of the definition of Special Purpose Entity.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Secondary Market Transaction or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)          Federal Housing Administration debentures;

(iii)         obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)         federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least two (2) Rating Agencies in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)          fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least two (2) Rating Agencies in the highest short term rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)         debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least two (2) Rating Agencies) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)        commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least two (2) Rating Agencies) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)       units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least two (2) Rating Agencies) for money market funds; and

(ix)         any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“PIP Requirements” shall mean each plan for replacing the Replacements, remodeling, redecorating and modifying the Property required of Borrower by the Franchisor pursuant to the Franchise Agreement.

“PIP Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“PIP Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.29(b) hereof.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Principal” means the Special Purpose Entity that is the general partner of Borrower or Master Tenant, if Borrower or Master Tenant is a limited partnership, or (b) the Special Purpose Entity that is the managing member of Borrower or Master Tenant, if Borrower or Master Tenant is a limited liability company, provided, however, that to the extent that Borrower or Master Tenant satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity, neither Borrower nor Master Tenant shall be deemed to have a “Principal” and this definition of “Principal” shall have no meaning when used in the Loan Documents. As of the Closing Date, (a) Borrower is a Delaware single-member limited liability company that satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity and has no Principal and (b) Master Tenant is a Delaware single-member limited liability company that satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity and has no Principal.

“Principal Reduction Amount” shall mean a prepayment of a portion of the Outstanding Principal Balance to a level such that the Loan to Value Ratio shall equal sixty percent (60%). As of the date hereof, Lender estimates such amount to be $3,390,000.00.

“Property” means the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property.”

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal, Master Tenant, Guarantor and/or Manager.

“Qualified Franchisor” shall mean (i) Franchisor or (ii) a reputable and experienced franchisor which, in the reasonable judgment of Lender, possesses experience in flagging hotel properties similar in location, size, class, use, operation and value as the Property.

“Qualified Manager” means either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower or Master Tenant) possessing experience in managing properties similar in size, scope, use and value as the Property.

“Rating Agencies” means each of S&P, Moody’s, Fitch, and Morningstar Credit Ratings, LLC, or any other nationally recognized statistical rating agency which has been approved by Lender and, if applicable, designated by Lender to assign a rating to the Securities.

“Recourse Guaranty” means that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed and delivered by Moody Guarantor, Moody REIT Guarantor and Moody LP Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 9.1.1(e) hereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Franchise Agreement” shall mean, collectively, (i) (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance; provided that, with respect to this clause (b) Lender, at its option, may require that Borrower shall have obtained a comfort letter or tri-party agreement reasonably acceptable to Lender, executed and delivered to Lender by Borrower (or, as applicable, Master Tenant) and such Qualified Franchisor.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.17(c).

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance,and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacements Payment” means an amount equal to the greater of one-twelfth (1/12) of four percent (4.0%) of (1) gross revenues from the Property for the preceding calendar year, and (2) projected forward twelve (12) month Replacements expenditures based on the Annual Budget. For the avoidance of doubt, Lender shall calculate the Replacements Payment on an annual basis at such time as Lender reviews and approves the Annual Budget.

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” means for the initial Payment Date an amount equal to $44,680, and then with respect to any calendar month, an amount equal to the greater of (1) the Replacements Payment and (2) the aggregate amount of Replacements expenditures, if any, required to be reserved under the Management Agreement and the Franchise Agreement (or, as applicable any Replacement Franchise Agreement).

“Replacements” means all furniture, fixtures, equipment and items of personal property located on or used in connection with the operation of the hotel at the Property.

“Reporting Company” shall mean a Person that is required to file, with respect to the equity interests of such company, periodic reports with the Securities and Exchange Commission under the Exchange Act.

“Required Repair Account” has the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” has the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” has the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the PIP Reserve Fund, the Excess Cash Flow Reserve Fund, and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, Borrower, Master Tenant, Principal, Guarantor, and any Affiliated Manager, Moody National Operating Partnership II, LP, a Delaware limited partnership, and Moody OP Holdings II, LLC, a Delaware limited liability company.

“Room Revenue” shall mean that portion of Gross Income from Operations attributable to the rental of hotel rooms, upon which Franchisor calculates franchise fees.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” has the meaning set forth in Section 9.1 hereof.

“Security Instrument” means, that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Similar Law” has the meaning set forth in Section 4.1.9(b) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof while the Loan is outstanding, unless such Person no longer owns any interest in the Property, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof:

(i)           is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, financing, managing, operating and disposing of the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (B) in the case of Master Tenant, leasing, subleasing, operating, managing, maintaining, developing, and improving the Property, entering into and performing its obligations under the Master Lease Documents with Borrower, Hotel Transactions, the Franchise Agreement, and subleases, operating agreements, or management agreements with third-party operators or managers for the management and operation of the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (C) in the case of a Principal, acting as a general partner of the limited partnership that is the Borrower or Master Tenant, as applicable, or as member of the limited liability company that is the Borrower or Master Tenant, as applicable, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)          has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, leasing, management or operation of the Property (including, in the case of Master Tenant, entering into the Master Lease Documents, Hotel Transactions and subleases, operating agreements or management agreements with third-party operators or managers for the management and operation of the Property), or (B) in the case of a Principal, acting as general partner of the limited partnership that is the Borrower or Master Tenant, as applicable, or acting as a member of the limited liability company that is the Borrower or Master Tenant, as applicable;

(iii)         has not owned and shall not own any real property other than (A) in the case of Borrower, the Property; or (B) in the case of Master Tenant, the leasehold interest in the Master Lease;

(iv)         does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property; (B) in the case of Master Tenant, the leasehold interest under the Master Lease and personal property necessary or incidental to ownership of its leasehold interest in and operation of the Property; or (C) in the case of a Principal, its partnership interest in the limited partnership or the member interest in the limited liability company that is the Borrower or Master Tenant, as applicable, and personal property necessary or incidental to its ownership of such interests;

(v)          has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests in Borrower;

(vi)         shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)        if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) holds a direct interest as general partner in the limited partnership of not less than one percent (1.0%); and (C) intentionally omitted.

(viii)       if such entity is a corporation, shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower, or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors, unless one hundred percent (100%) of the members of its board of directors shall have participated in such vote and shall have voted in favor of such action;

(ix)         if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is either a corporation or a single-member limited liability company, that directly owns at least one percent (1.0%) of the equity of the limited liability company;

(x)          if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) intentionally omitted, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless one hundred percent (100%) of the members of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)         has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets except as permitted by the Loan Documents; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of one hundred percent (100%) of its members, partners or shareholders, as applicable, of itself or the consent of a Principal that is a member or general partner in it take any Material Action;

(xii)        to the extent revenues of the Property are available to it and are sufficient therefor (or Borrower’s lack of access thereto is due to the exercise of rights or remedies by Lender), (A) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and (B) has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)       holds itself out as a legal entity, separate and apart from any other person or entity, has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)       has maintained and shall maintain (subject to clause (xvi) below) its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is a disregarded entity or otherwise is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)        has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)       except as required by the Loan Documents, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii)      except as required by the Loan Documents, has held and shall hold its assets in its own name;

(xviii)     has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or (except in the case of Borrower) of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Person;

(xix)       (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required (or, if such entity is disregarded for tax purposes, permitted) by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx)        to the extent that revenues of the Property are available to it and are sufficient therefor (or Borrower’s lack of access thereto is due to the exercise of rights or remedies by Lender), has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi)       has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)      has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii)     shall have no Indebtedness (including loans (whether or not such loans are evidenced by a written agreement) between such Person and any Affiliates of such Person) other than (A) in the case of the Borrower, the Loan, (B) in the case of Master Tenant, its obligations under the Master Lease, and (C) in the case of Borrower and Master Tenant, unsecured trade payables and operational debt incurred in the ordinary course of business relating to the ownership of its interest in and operation of the Property and the routine administration of Master Tenant and Borrower, which liabilities are (i) paid when due and in any event not more than sixty (60) days past the later of the date incurred or invoiced (unless disputed in accordance with applicable law or unless revenues of the Property, net of all other amounts payable by Master Tenant under the Master Lease or the Loan Documents, are insufficient to pay such sums, or, to the extent they are sufficient and Lender is then sweeping Excess Cash Flow under the Loan Documents, Lender has not released such funds to Master Tenant), (ii) not evidenced by a note, (iii) normal and reasonable under the circumstances, and (iv) do not exceed 2% of the original principal balance of the Loan (unless such maximum amount is breached solely as a result of non-payment of the liability under the circumstances described in sub-clause (i) above), and (D) in the case of Borrower and Master Tenant, such other liabilities as are permitted pursuant to this Agreement (the Indebtedness described in the foregoing clauses (A) through (D) is referred to herein, collectively, as “Permitted Indebtedness”). Except pursuant to the Master Lease Documents or another Loan Document to which Master Tenant is a party, no Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(xxiv)     has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv)      has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate; provided that no Master Lease Document shall be deemed to violate this provision;

(xxvi)     has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)    has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)   has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property or, in the case of Master Tenant, pursuant to the Master Lease Documents, and no such pledge remains outstanding except to Lender to secure the Loan and Borrower to secure Master Tenant’s obligations under the Master Lease Documents;

(xxix)     has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx)      has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)     has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii)   other than the Master Lease Documents and the Management Agreement, capital contributions, and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)   has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv)    if such entity is a corporation, has considered and shall consider, to the extent permitted under applicable law, the interests of its creditors in connection with all corporate actions;

(xxxvi)   has not had and shall not have any of its obligations guaranteed by any Affiliate except pursuant to the Franchise Guaranty or as otherwise provided by the Loan Documents;

(xxxvii)  has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower or Master Tenant;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents relating to separateness;

(xxxix)   intentionally omitted;

(xl)         except pursuant to the Loan Documents, has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli)        is, has always been and, to the extent that revenues of the Property are available to it and sufficient therefor, shall continue to be, duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is required to be qualified to do business; and

(xlii)       has no material contingent or actual obligations not related to the Property.

“State” means, the State or Commonwealth in which the Land or any part thereof is located.

“Strike Price” shall mean a strike price reasonably acceptable to Lender.

“Survey” means a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Syndication” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease (other than Master Tenant).

“Tenant Direction Letter” means an instruction letter to Tenants substantially in the form attached hereto as Schedule IV.

“Threshold Amount” has the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” means the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“Type” shall mean the then-applicable classification of the Loan as a Base Rate Loan or a LIBOR Rate Loan.

“U.S. Lender” shall have the meaning set forth in Section 2.2.4(c) hereof.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

Section 1.2            Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a)          any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b)          the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c)          an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender;

(d)          no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e)          the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(f)           all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(g)          all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(h)          unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(i)           unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II
GENERAL TERMS

Section 2.1            Loan Commitment; Disbursement to Borrower.

2.1.1.      Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2.      Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3.      The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured or supported, as the case may be, by the Security Instrument and the other Loan Documents.

2.1.4.      Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (e) fund any working capital requirements of the Property.

Section 2.2            Loan Payments; Interest Rate.

2.2.1.      Monthly Debt Service Payments; Principal Repayments; Interest on Loans.

(a)           The Borrower promises to pay on each Payment Date commencing on the Payment Date occurring in July 1, 2016, and on each Payment Date thereafter up to and including the Maturity Date, a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest then due in accordance with this Agreement, and then to the principal amount of the Loan then due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

(b)          In addition to Borrower’s payment of the Monthly Debt Service Payment Amount in accordance with subsection (a) of this Section 2.2.1 (and not in lieu thereof), Borrower promises to make the following payments to Lender:

(i)           On July 1, 2016, a payment equal to $2,800,000.00, which payment shall be applied to the Outstanding Principal Balance of the Loan;

(ii)          On August 1, 2016, a payment equal to $2,800,000.00, which payment shall be applied to the Outstanding Principal Balance of the Loan;

(iii)         On September 1, 2016, a payment equal to $2,800,000.00, which payment shall be applied to the Outstanding Principal Balance of the Loan; and

(iv)         On October 1, 2016, a payment equal to the Principal Reduction Amount.

(c)          A Base Rate Loan shall bear interest until the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan, at the rate per annum equal to the Base Rate plus the Applicable Margin, provided the Base Rate shall only be available hereunder in the event the LIBOR Base Rate is not available in accordance with the terms hereof.

(d)          A LIBOR Rate Loan shall bear interest, for the subject Interest Period with respect thereto, at the rate per annum equal to the sum of the LIBOR Base Rate determined for such Interest Period plus the Applicable Margin.

(e)          A Base Rate Loan and LIBOR Rate Loan may be converted to a Loan of the other Type as provided in Section 2.2.3 hereof.

2.2.2.      Intentionally Omitted.

2.2.3.      Interest Rates.

(a)          The Loan shall bear interest and shall continue as a LIBOR Rate Loan during each Interest Period unless the LIBOR Base Rate is otherwise unavailable pursuant to the terms hereof; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(b)          Lender shall promptly notify Borrower of the interest rate applicable to a LIBOR Rate Loan upon determination thereof pursuant to the Loan Documents.

2.2.4.      Funds for Payments.

(a)          All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Lender at the Lender’s Head Office, not later than 1:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to Lender in the event of a prepayment in full of the Loan prior to the Maturity Date in accordance with the terms and conditions of this Agreement), in each case in lawful money of the United States in immediately available funds. All payments received by Lender after 1:00 p.m. (Eastern time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. To the extent not already paid pursuant to the foregoing, Lender is hereby authorized to charge the accounts of Borrower and/or Master Tenant (but not, for the avoidance of doubt, with respect to any cash belonging to Master Tenant, unless an Event of Default then exists and Lender has accelerated the Loan) with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to Lender under the Loan Documents.

(b)          All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by Borrower, excluding any income taxes, franchise taxes imposed in lieu of income taxes and any taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (“Non-Excluded Taxes”), unless Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by Borrower hereunder or under any of the other Loan Documents, Borrower will pay to Lenders, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon Borrower; provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 2.2.4(c) hereof or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (“FATCA”) to establish an exemption from withholding thereunder; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.2.4(b), including as evidenced by such Non-U.S. Lender’s compliance with the provisions of Section 2.2.4(b). Borrower will deliver promptly to Lender certificates or other valid vouchers for all such taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings or other charges deducted from or paid with respect to payments made by Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by Borrower pursuant to this section, such Lender will pay to Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)          Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) , to the extent such Lender is lawfully able to do so, shall provide Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date to which it becomes a party to this Agreement (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide Borrower two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)          The obligations of Borrower to Lenders under this Section 2.2.4 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or any right which Borrower or any of its subsidiaries or Affiliates may have at any time against Lender (other than the defense of payment to the Lenders or performance in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.2.5.      Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to a LIBOR Rate Loan, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of Lender from time to time shall be considered prima facie evidence of such amount absent demonstrable error.

2.2.6.      Suspension of LIBOR Rate Loan. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, Lender shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Base Rate for such Interest Period, or Lender shall reasonably determine in good faith that the LIBOR Base Rate will not accurately and fairly reflect the cost of Lender for making or maintaining LIBOR Rate Loan for such Interest Period, Lender shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders absent demonstrable error) to Borrower. In such event the LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of Lender to make a LIBOR Rate Loan shall be suspended until Lender determines that the circumstances giving rise to such suspension no longer exist, whereupon Lender shall so notify Borrower and the Loan shall automatically be converted to a LIBOR Rate Loan.

2.2.7.      Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for Lender to make or maintain a LIBOR Rate Loan, Lender shall forthwith give notice of such circumstances to Borrower and thereupon (a) the commitment of Lender to make a LIBOR Rate Loan shall forthwith be suspended and (b) the LIBOR Rate Loan then outstanding shall be converted automatically to a Base Rate Loan on the last day of each Interest Period applicable to such LIBOR Rate Loan or within such earlier period as may be required by law.

2.2.8.      Fees. In addition to all fees specified herein, Borrower agrees to pay to KeyBank for its own account the Exit Fee upon the earlier to occur of (a) the acceleration of the Loan as a result of an Event of Default hereunder, or (b) the repayment in full of the Loan, provided KeyBank agrees to waive payment of such Exit Fee under this clause (b) if the Obligations are repaid through a refinancing arrangement facilitated through KeyBank.

2.2.9.      Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loan has been accelerated pursuant to Article VIII hereof, Borrower will pay to Lender upon demand, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (i) Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Base Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) the LIBOR Base Rate is used merely as a reference in determining such rate; and (iii) Borrower has accepted the LIBOR Base Rate as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds, provided that Lender shall provide a computation to Borrower of its method of computing such costs.

2.2.10.    Additional Costs.

(a)          Notwithstanding anything herein to the contrary, if any Change in Law shall:

(i)           subject Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or the Loan (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or its franchise tax), or

(ii)           materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to Lender of the principal of or the interest on the Loan or any other amounts payable to Lender under this Agreement or the other Loan Documents, or

(iii)          impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of Lender, or

(iv)         impose on Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, or any class of loans or commitments of which any of the Loan forms a part; and

(b)          the result of any of the foregoing scenarios as set forth in clauses (a)(i) through (iv) above is:

(i)           to increase the cost to Lender of making, funding, issuing, renewing, extending or maintaining the Loan, or

(ii)           to reduce the amount of principal, interest or other amount payable to Lender hereunder on account of the Loan, or

(iii)          to require Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by (or on behalf of) such Lender from Borrower hereunder, then, and in each such case, Borrower will (and as to clauses (a)(i) and (a))(ii) above, subject to the provisions of Section 2.2.4 hereof), within thirty (30) days of demand made by (or on behalf of) such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to (or on behalf of) such Lender such additional amounts as such Lender shall determine in good faith to be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum, provided that Lender shall provide a computation of the same to Borrower.

2.2.11.    Capital Adequacy. If after the date hereof Lender determines that (a) as a result of any Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity issued after the date hereof regarding capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make the Loan hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof. Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, within fifteen (15) days of such Lender’s presentation a statement of the amount setting forth the Lender’s good faith calculation thereof. In determining such amount, such Lender may use any averaging and attribution methods generally applied by such Lender.

2.2.12.    Intentionally Omitted.

2.2.13.    Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion. Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon on a daily basis at the Default Rate until fully paid. Such accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.14.    Certificate. A certificate setting forth any amounts payable pursuant to Sections 2.2.9, 2.2.10, 2.2.11, 2.2.12, or 2.2.13 of such amounts which are due, submitted by Lender to Borrower, shall be conclusive for purposes of this Agreement in the absence of manifest error.

2.2.15.    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder or, if the Loan has been repaid in full, such excess shall be promptly returned to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.16.    Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in Section 2.2.7 hereof or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 2.2.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), Section 2.2.10 or Section 2.2.11 hereof, then, upon the request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender (as determined by such Lender in its sole reasonable discretion), including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower shall pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action within ten (10) Business Days of written demand of such Lender. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in Section 2.2.7 hereof or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 2.2.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), Section 2.2.10 or Section 2.2.11 hereof and following the request of Borrower has not taken the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Affected Lender, within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment. The administrative agent for the Lenders shall promptly notify the remaining Lenders shall be promptly notified that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by such administrative agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the administrative agent for the Lenders shall use commercially reasonable efforts to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Loan and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, with the administrative agent being granted a power of attorney by each Affected Lender to executed documents on behalf of each such Affected Lender if such Affected Lender shall refuse to execute any documents in accordance with the terms hereof. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest and fees (including any covenants under Section 2.2.12 hereof).

2.2.17.    Interest Rate Cap Agreement.

(a)          On or before May 25, 2016, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if (x) the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof and (y) Lender shall not have received amounts sufficient to pay the Debt (whether or not a deficiency judgment on the Note shall have been sought, recovered or denied), (iv) shall be for a period through and including the end of the Interest Period in which the Initial Maturity Date occurs, and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms and/or by the terms of the Assignment of Interest Rate Cap Agreement, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b)          Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account or into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)          In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than thirty (30) days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)          In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)          If required by Lender, in connection with the Interest Rate Cap Agreement where KeyBank or any affiliate thereof is not the counterparty thereunder, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)           the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)          the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)         all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)         the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3            Loan Payment.

2.3.1.      Maturity. Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loan outstanding on such date, together with any and all accrued and unpaid interest thereon.

2.3.2.      Prepayments Generally. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

2.3.3.      Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or any part thereof or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 of this Agreement, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest on the portion of the principal balance of the Loan prepaid and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds (except that Awards (as defined in the Loan Agreement) in respect of any temporary taking of the Property, unless an Event of Default shall have occurred and be continuing, shall be applied as if they constituted Rents; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its discretion. Other than during the existence of an Event of Default, no premium shall be due in connection with any prepayment made pursuant to this Section 2.3.3. If Net Proceeds are so applied to payment of the Debt rather than made available to Borrower for Restoration, then, provided no Event of Default exists, Borrower shall have a one-time right to prepay the Debt in full only, without payment of any premium or penalty, provided that: (a) the amount of Net Proceeds so applied is not less than fifty-one percent (51%) of the outstanding principal amount of the Debt, (b) Borrower gives written notice of such election to prepay the Debt in full not later than three (3) months after the date which is the earlier of (i) the date Lender notifies Borrower that the Net Proceeds shall be applied to the Debt; and (ii) the date Lender applies the Net Proceeds to the Debt; (c) the Debt is prepaid in full not later than three (3) months after Borrower gives Lender such notice; and (d) such prepayment is made on a Payment Date or if such prepayment is not made on a Monthly Payment Date, then Borrower shall pay to Lender interest for the full Accrual Period during which the prepayment occurs. No premium shall be due in connection with any prepayment made pursuant to this Section 2.3.3, provided that, for the avoidance of doubt, Borrower shall remain liable for payment of the Exit Fee and any Breakage Costs.

2.3.4.      Optional Prepayments.

(a)          Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole (but not in part, except to the extent set forth in Section 5.1.27 hereof), at any time without penalty or premium except as provided in Section 2.2.8 hereof; provided, that if any prepayment of the outstanding amount of a LIBOR Rate Loan pursuant to this Section 2.3.4 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to Section 2.2.9 hereof.

(b)          Borrower shall give Lender, no later than 10:00 a.m. (Eastern time) at least three (3) Business Days’ prior written notice of any prepayment pursuant to this Section 2.3.4, in each case specifying the proposed date of prepayment of the Loan and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) Business Day’s prior notice to Lender and (ii) any such notice may be conditioned upon the consummation of a transaction).

Section 2.4            Intentionally Omitted.

Section 2.5           Release of Property. Except as set forth in this Section 2.5 or upon repayment of the Loan in full on or after the Maturity Date, no repayment, or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on all or any portion of the Property and any other Loan Document pursuant to which a Lien thereon exists.

2.5.1.      Release of Property. (a) If Borrower has the right to and has elected to prepay in full the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.3 and this Section 2.5, all of the Property shall be released from the Liens of the Loan Documents.

(b)          In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with any prepayment notice delivered to Lender pursuant to Section 2.3.4(b) hereof (or such shorter time period as Lender may agree to in its sole discretion) prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) the lesser of the current fee then generally being assessed by such Servicer to effect such release and the maximum amount permitted under applicable law to be assessed as a fee therefor.

Section 2.6            Cash Management.

2.6.1.      Cash Management Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) with Agent for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled in the name of Master Tenant for the benefit of Lender. Master Tenant shall grant to Borrower, as security for Master Tenant’s obligations under the Master Lease, a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Borrower and of Lender, as Borrower’s assignee, a perfected first priority security interest in the Cash Management Account, including, without limitation, authorizing the filing UCC-1 Financing Statements and continuations thereof. Borrower hereby grants to Lender a first-priority security interest in all of Borrower’s right, title and interest in and to the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions deemed necessary or desirable by Lender to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including authorizing the filing of UCC-1 Financing Statements and continuations thereof. All costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower or Master Tenant. All monies now or hereafter deposited into the Cash Management Account shall be deemed additional security for Master Tenant’s obligations under the Master Lease, and, to the extent of Borrower’s interest therein, additional security for the Debt. If a Cash Sweep Period does not then exist, all funds in the Cash Management Account, less the reasonable fees of Agent and any minimum balance required to be maintained therein, shall be wire transferred each Business Day to Master Tenant’s operating account specified pursuant to the Cash Management Agreement. The Cash Management Agreement and Cash Management Account shall remain in effect until the Loan has been repaid in full.

(b)          On or before the Closing Date, Borrower shall, or shall cause Master Tenant to (or cause Manager to), execute and deliver (i) Credit Card Direction Letters to each of the Credit Card Companies to deliver all receipts payable with respect to the Property directly to the Cash Management Account, and (ii) with respect to commercial Leases in existence on the date hereof, execute and deliver Tenant Direction Letters to all Tenants under such commercial Leases to deliver all Rents payable under their respective Leases directly to the Cash Management Account, and deposit all Rents payable under the Master Lease directly to the Cash Management Account. In connection with each commercial Lease executed after the date hereof, Borrower shall simultaneously deliver to such Tenant a Tenant Direction Letter. Without the prior written consent of Lender, neither Borrower, Master Tenant nor Manager shall (i) terminate, amend, revoke or modify any Credit Card Direction Letter or any Tenant Direction Letter in any manner or (ii) direct or cause any Credit Card Company, Tenant or Master Tenant to pay any amount in any manner other than as provided in the Credit Card Direction Letter or Tenant Direction Letter, as applicable. Borrower shall, and shall cause Master Tenant to or to cause Manager to, deposit all amounts received by Borrower, Master Tenant or Manager constituting Rents (other than operating cash, not in excess of $5,000, retained for the purpose of the day-to-day operations of the Property) into the Cash Management Account within two (2) Business Days after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager.

(c)          The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)          All funds on deposit in the Cash Management Account following the occurrence of an Event of Default or any Bankruptcy Action of Borrower or Manager and the acceleration of the Loan by Lender may be applied by Lender in such order and priority as Lender shall determine. If Lender has not accelerated the Loan notwithstanding the existence of an Event of Default or any Bankruptcy Action of Borrower, Master Tenant, Principal or Manager, Lender shall have the continuing exclusive control of, and right to withdraw and apply, funds in the Cash Management Account that would constitute rent under the Master Lease and all of Borrower’s Excess Cash Flow (excluding, for the avoidance of doubt, Master Tenant’s Excess Cash Flow) to payment of any and all debts, liabilities and obligations of Borrower to Lender pursuant to or in connection with this Agreement and the other Loan Documents, in such order, proportion and priority as Lender may determine in its sole discretion. Notwithstanding anything to the contrary contained in this Section 2.7.1(d), Lender shall make any Collected Taxes available for payment to the relevant tax authorities to the extent such Collected Taxes are required to be so remitted.

(e)          Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

(f)          Neither Borrower nor Master Tenant shall further pledge, assign or grant any security interest in the Cash Management Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or authorize any UCC-1 Financing Statements, except those naming Lender as the secured party and Borrower as Lender’s assignor, to be filed with respect thereto.

(g)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Cash Management Account or the Cash Management Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Cash Management Account was established.

2.6.2.      Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7            Extension of the Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for one (1) term (such option, the “Extension Option” and such successive term, the “Extension Term”) of three (3) months (the Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)          no Default or Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and at the time that the extension occurs;

(b)          Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than fifteen (15) days and not earlier than one hundred twenty (120) days prior to the Initial Maturity Date (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s costs and expenses incurred in connection with same);

(c)          if the Interest Rate Cap Agreement is scheduled to mature prior to the Extended Maturity Date, Borrower shall (i) obtain and deliver to Lender on or prior to the first day of the Extension Term, a Replacement Interest Rate Cap Agreement from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall have a LIBOR strike price equal to the Strike Price, be effective commencing on the first date of such Extension Term and shall have a maturity date not earlier than the end of the last Interest Period of the Extended Maturity Date and (ii) deliver an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Closing Date, together with legal opinions of counsel to the counterparty and Borrower as reasonably required by Lender;

(d)          Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.7 and at Lender’s reasonable request, on the commencement date of the Extension Option, an Officer’s Certificate in form acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(e)          Borrower shall pay to Lender in connection with the exercise of the Extension Option an extension fee equal to 0.20% of the outstanding principal amount of the Loan, which extension fee shall be deemed earned by Lender and non-refundable upon receipt.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1           Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1            Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1.      Organization. Borrower and Master Tenant have been duly organized and are validly existing and in good standing in their respective jurisdictions of organization with requisite power and authority to own or lease the Property as the case may be and to transact the businesses in which it is now engaged. Each of Borrower and Master Tenant is duly qualified to do business and is in good standing in the State in which the Property is located, and each of Borrower and Master Tenant possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the interest in the Property and to transact the businesses in which it is now engaged, and the sole business each of Borrower and Master Tenant is as set forth with respect to it in the definition of “Special Purpose Entity.” The ownership interests in Borrower and Master Tenant are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2.      Proceedings. Each of Borrower, Master Tenant and Guarantor has each taken all necessary action to authorize the execution, delivery and performance, as applicable, of this Agreement and/or the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which Borrower is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3.      No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower and/or Master Tenant is a party by Borrower and/or Master Tenant, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents and the Master Lease Documents) upon any of the property or assets of Borrower and/or Master Tenant pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower and/or Master Tenant is a party or by which any of the Property, Borrower’s or Master Tenant’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Master Tenant or any of Borrower’s or Master Tenant’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Master Tenant of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4.      Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Master Tenant, Principal or the Property, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Guarantor, Master Tenant, Principal or the Property, could reasonably be expected to materially adversely affect (a) title to the Property; (b) the validity or enforceability of the Security Instrument; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) Master Tenant’s ability to perform under the Master Lease and/or the Loan Documents to which Master Tenant is a party, (f) the use, operation or value of the Property; (g) the principal benefit of the security intended to be provided by the Loan Documents; (h) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (i) the current principal use of the Property.

4.1.5.     Agreements. Neither Borrower nor Master Tenant is a party to any agreement or instrument or subject to any restriction (to Borrower’s knowledge, with respect to any Permitted Encumbrance reflected in the Title Insurance Policy) which could reasonably be expected to materially and adversely affect Borrower, Master Tenant, or the Property, or Borrower’s or Master Tenant’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Master Tenant is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Master Tenant or the Property is bound. Neither Borrower nor Master Tenant has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Master Tenant is a party or by which Borrower, Master Tenant or the Property is otherwise bound, other than (a) Permitted Indebtedness and (b) obligations under the Loan Documents, the Master Lease Documents, the Franchise Agreement, and the Management Agreement.

4.1.6.      Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and owns the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on that portion of the Property constituting an interest in real property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) to the extent that a security interest therein may be created under the Uniform Commercial Code and perfected by the filing of a financing statement under the Uniform Commercial Code, as enacted in the State of Delaware, perfected security interests in all personalty (including, to the extent that they constitute an in interest in personal property subject to the Uniform Commercial Code the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7.      Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan and the transactions contemplated by the Master Lease Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan and the transactions contemplated by the Master Lease Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan and the transactions contemplated by the Master Lease Documents, be greater than Borrower’s probable liabilities, including the probably maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Master Tenant intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or Master Tenant, respectively, and the amounts to be payable on or in respect of obligations of Borrower or Master Tenant, respectively, and the anticipated need to refinance the Loan in order to repay it on the Maturity Date). No petition in bankruptcy has been filed against Borrower, Master Tenant or any constituent Person of Borrower or Master Tenant in the last seven (7) years, and neither Borrower, Master Tenant nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Master Tenant nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Master Tenant’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or Master Tenant, and the transactions contemplated by the Master Lease Documents or such constituent Persons.

4.1.8.      Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. With the exception of risk factors applicable generally to the ownership and operation of hotels such as the Property located in the same geographic region as the Property, there is no material fact presently known to Borrower which has not been disclosed to Lender, which materially adversely affects, nor as far as Borrower can foresee, could reasonably be expected to materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9.      ERISA.

(a)          Generally. Each of Borrower, Master Tenant, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Neither Borrower, Master Tenant nor Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by Borrower, Master Tenant, Guarantor or any ERISA Affiliate. Neither Borrower, Master Tenant, Guarantor nor any ERISA Affiliate is or was a party to any Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b)          Plan Assets; Prohibited Transactions. Neither Borrower, Master Tenant nor Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither Borrower, Master Tenant nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower, Master Tenant or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). The execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to an unexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10.   Compliance. Except as disclosed in the zoning report delivered to Lender in connection with the origination of the Loan, the Borrower, Master Tenant and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Neither Borrower nor Master Tenant is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Master Tenant or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or the transactions contemplated by the Master Lease Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law.

4.1.11.    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Master Tenant and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP and the Uniform System of Accounts throughout the periods covered, except as disclosed therein; provided, however, that if any financial data is delivered to Lender by any Person other than Borrower, Guarantor, Master Tenant or any Affiliate of Borrower, Guarantor or Master Tenant, or if such financial data has been prepared by or at the direction of any Person other than Borrower, Guarantor, Master Tenant or any Affiliate of Borrower, Master Tenant or Guarantor, then the foregoing representations with respect to such financial data shall be to the best of Borrower’s knowledge, after due inquiry. Except for Permitted Encumbrances, neither Borrower nor Master Tenant has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Master Tenant and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements delivered with respect to Borrower and Master Tenant, there has been no material adverse change in the financial condition, operations or business of Borrower or Master Tenant from that set forth in said financial statements.

4.1.12.    Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13.    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14.    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15.    Not a Foreign Person. Neither Borrower nor Master Tenant is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16.   Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17.    Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18.    Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. To the best of Borrower’s knowledge, the Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, Master Tenant or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder in accordance with applicable law, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, Master Tenant nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19.    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which , upon the funding of the Loan and the application of the proceeds thereof in accordance with this Agreement, will be outstanding, other than from the Master Tenant to Borrower and from Borrower to Lender.

4.1.20.    Insurance. Subject to Section 10.28 hereof, Borrower has obtained and has delivered to Lender evidence reasonably satisfactory to Lender that Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement are in place. No claims with respect to the Property have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21.    Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses, including, without limitation, uses permitted under commercial leases permitted under the Loan Documents.

4.1.22.    Certificate of Occupancy; Licenses. All certifications, permits, franchises, licenses, consents, authorizations, and approvals, including without limitation, certificates of completion, occupancy permits, and any applicable liquor license, required for the legal use, occupancy and operation of the Property by Borrower and Master Tenant have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23.    Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the Property.

4.1.24.    Physical Condition. Subject to any physical condition report delivered to Lender in connection with its underwriting of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor Master Tenant has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25.    Boundaries. To Borrower’s knowledge, except, if applicable, as otherwise disclosed in the survey of the Property delivered to Lender in connection with the closing of the Loan, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26.    Leases. The Property is not subject to any leases other than the Master Lease and the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner of landlord’s interest in, and is lessor under, the Master Lease, and Master Tenant is the owner of landlord’s interest in, and is lessor under, the Leases. Borrower is the holder of an assignee’s interest of the Rents from Leases pursuant to the Master Lease ALR. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Master Lease, the Leases and Hotel Transactions. The Master Lease is in full force and effect and there is no Event of Default (as defined in the Master Lease) thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute such an Event of Default. The Leases are in full force and effect and there are no defaults thereunder by either party and to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent or any amounts payable by Master Tenant to Borrower under the Master Lease has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower or Master Tenant (as applicable) in accordance with applicable law. Except as disclosed in the tenant estoppels delivered to Lender in connection with the closing of the Loan or as disclosed in the rent roll, all work to be performed by Borrower under the Master Lease and Master Tenant under each Lease has been performed as required and has been accepted by Master or the relevant Tenant (as applicable), and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Master Tenant or by Master Tenant to any Tenant has already been received by Master Tenant or such Tenant (as applicable). Except pursuant to the Master Lease ALR, there has been no prior sale, transfer or assignment, hypothecation or pledge of the Master Lease, any Lease, the rents payable under the Master Lease, or of the Rents received under the Leases which is outstanding. No Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease (other than with respect to the Master Lease), nor does anyone except such Tenant and its employees occupy such leased premises (other than Master Tenant pursuant to the Master Lease). Neither Master Tenant nor any Tenant under any Lease has a right or option pursuant to the Master Lease or such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27.    Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28.    Inventory. Borrower or Master Tenant is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and constituting collateral for the Loan, and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29.    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been, or concurrently with the recording of the Security Instrument are being, paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been, or concurrently with the recording of the Security Instrument will be, paid.

4.1.30.    Special Purpose Entity/Separateness. (a) Borrower hereby represents and warrants and until the Debt has been paid in full, covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) so long as the Master Lease is in effect, Master Tenant is, shall be and shall continue to be a Special Purpose Entity, and (iii) (if applicable) Principal is, shall be and shall continue to be a Special Purpose Entity. Lender acknowledges that the single purpose entity provisions contained in the limited liability company agreements of each of Borrower and Master Tenant as of the Closing Date satisfy the requirements of a Special Purpose Entity.

(b)          The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive until no amount remains payable to Lender under this Agreement or any other Loan Document (other than with respect to surviving indemnity obligations as to which no claim is then pending).

4.1.31.    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.32.    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33.    No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower or Master Tenant to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects, provided, however, that if such information was provided to Borrower or Master Tenant by non-affiliated third parties, Borrower represents that such information is, to the best of its knowledge after due inquiry, true, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or could reasonably be expected to materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower or Master Tenant. Borrower has disclosed to Lender all material facts known to it and has not failed to disclose any material fact known to it that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34.    Investment Company Act. Neither Borrower nor Master Tenant is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35.    Embargoed Person. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Master Tenant and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Master Tenant or Guarantor, as applicable, with the result that the investment in Borrower, Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Master Tenant or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Borrower or Master Tenant, either (1) without the knowledge of Borrower, Master Tenant, Key Principal or Guarantor, through a transaction brokered by a FINRA licensed broker dealer not affiliated with Guarantor, provided such broker dealer has executed a dealer agreement or selling agreement with Guarantor or an affiliate of Guarantor in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), or (2) without the knowledge of Borrower, Master Tenant, Key Principal or Guarantor, after the initial sale or offering of such interests in Borrower, the resulting breach of the foregoing representations shall be deemed to be unintentional and not willful or grossly negligent for purposes of Section 9.3 hereof.

4.1.36.    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement.

4.1.37.    Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to as the “Environmental Report”), (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), and (ii) commercially reasonable amounts necessary to operate and maintain the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under (if required to be so permitted under) and used in compliance with Environmental Law; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written notice or other written communication from any Person (including a Governmental Authority) relating to Hazardous Substances or Remediation thereof with respect to the Property, of possible liability of any Person with respect to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s and/or Master Tenant’s files and records, including any reports relating to Hazardous Substances in, on, under or from the Property or to the environmental condition of the Property; and (g) there are no Institutional Controls on or affecting the Property.

4.1.38.    Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)          This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in Borrower’s interest in the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Master Tenant has sold, pledged, transferred or otherwise conveyed any interest in the Cash Management Account (and shall not take any of the foregoing actions);

(b)          The Cash Management Account constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code);

(c)          Pursuant and subject to the terms hereof and the other applicable Loan Documents or Master Lease Documents, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower or Master Tenant, directing disposition of the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)          The Cash Management Account shall not be in the name of any Person other than Master Tenant, as pledgor, or Lender, as pledgee. Neither Borrower nor Master Tenant has consented to Agent complying with instructions with respect to the Cash Management Account from any Person other than Lender, except that, unless a Cash Sweep Period is in effect, the Clearing Bank is instructed to remit funds to Master Tenant’s operating account as set forth in Section 2.7.1; and

(e)          The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.39.    Franchise Agreement. The Franchise Agreement is in full force and effect and there is no default thereunder by Master Tenant or, to Borrower’s knowledge, Franchisor, and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder (to Borrower’s knowledge, as to the obligations of Franchisor).

4.1.40.    Hotel Personal Property. The Property includes all personal property necessary to operate the Property as a hotel in a manner consistent with operations at the Property on the date hereof.

4.1.41.    Labor Matters. There are no collective bargaining agreements or similar agreement to which Borrower is a party or which affect or relate to the Property.

4.1.42.    Leases. There are no Leases with respect to residential space or guest rooms at the Property with terms of more than thirty (30) days.

Section 4.2           Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower (other than surviving indemnity obligations as to which no claim is then pending). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V
BORROWER COVENANTS

Section 5.1           Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents, other than surviving indemnity obligations as to which no claim is then pending, or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1.      Existence; Compliance with Legal Requirements. Each of Borrower and Master Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect Borrower’s and Master Tenant’s existence, rights, licenses, permits, authorizations and franchises, respectively, to the extent necessary to the ownership and/or operation of the Property, as the case may be, and comply in all material respects with all Legal Requirements applicable to Borrower, Master Tenant and the Property, including all regulations, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower or Master Tenant, and Borrower shall never knowingly and intentionally permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, or knowingly to permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall, or shall cause Master Tenant to, at all times maintain, (x) preserve and protect all franchises and trade names used in the operation of the Property and preserve all the remainder of its property used or useful in the conduct of its business and (y) keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall, or shall cause Master Tenant to, keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall from time to time, upon Lender’s request, provide Lender (or cause to be provided to Lender) with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements. Borrower shall give prompt notice to Lender of the receipt by Borrower, Master Tenant and/or Manager of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. After prior written notice to Lender, Borrower or Master Tenant, at Borrower’s or Master Tenant’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or Master Tenant or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Master Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in impending danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, and shall cause Master Tenant to, promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Master Tenant and/or the Property, as applicable; and (vi) Borrower shall furnish, or shall cause Master Tenant to furnish, such security as may be required in the proceeding, or (if no security is required in the proceeding) as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender (x) may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost, (y) shall make such security available to Borrower or Master Tenant, as the case may be, to satisfy any obligation that may be payable by it in connection with the matter so contested, and (z) provided that no Event of Default has occurred and is continuing, shall release any balance of such security to Borrower or Master Tenant, as the case may be.

5.1.2.      Taxes and Other Charges. Borrower shall, or shall cause Master Tenant to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent prior to the date on which the Taxes or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish or cause Master Tenant to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes if such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay or cause Master Tenant to pay for all utility services provided to the Property. After prior written notice to Lender, Borrower or Master Tenant, at Borrower’s or Master Tenant’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower and/or Master Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in impending danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Master Tenant shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or (if no security is required in the proceeding) as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender (x) may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien, (y) shall make such security available to Borrower or Master Tenant, as the case may be, to satisfy any obligation that may be payable by it in connection with the matter so contested, and (z) provided that no Event of Default has occurred and is continuing, shall release any balance of such security to Borrower or Master Tenant, as the case may be.

5.1.3.      Litigation. Borrower shall, after becoming aware thereof, give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Master Tenant and/or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Master Tenant’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4.      Access to Property. Borrower shall, and shall cause Master Tenant to, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5.      Notice of Default. Upon becoming aware thereof, Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default.

5.1.6.     Cooperate in Legal Proceedings. Borrower shall cooperate, and shall cause Master Tenant to cooperate, fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7.      Intentionally Omitted.

5.1.8.      Award and Insurance Benefits. Borrower shall, and shall cause Master Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonably attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9.      Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)          furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)          execute and deliver (or cause to be executed and delivered) to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and/or Master Tenant under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee upon acceleration of the Loan or the commencement of any action by Lender to foreclose the Lien of the Security Instrument or for the appointment of a receiver for the Property; and

(c)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10.    Principal Place of Business, State of Organization. Neither Borrower nor Master Tenant shall cause or permit any change to be made in Borrower’s or Master Tenant’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s or Master Tenant’s corporate or partnership or other structure unless Borrower or Master Tenant, as applicable, shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s or Master Tenant’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s discretion. Upon Lender’s request, Borrower shall (or shall cause Master Tenant to), at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of any such change of principal place of business or place of organization. Each of Borrower’s and Master Tenant’s principal place of business and chief executive office, and the place where Borrower or Master Tenant keeps its respective books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower and Master Tenant) and will continue to be (i) in the case of Borrower, the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change), and (ii) in the case of Master Tenant, as set forth in the Master Lease Documents. Borrower shall promptly notify Lender of any change in its or Master Tenant’s organizational identification number. If Borrower or Master Tenant does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11.    Financial Reporting. (a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Master Tenant and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuation of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s and Master Tenant’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)          Borrower shall furnish (or shall cause Master Tenant to furnish) to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Master Tenant’s annual financial statements prepared by a certified public accountant acceptable to Lender (which may be an employee of Borrower or its Affiliates) in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Master Tenant and the Property, an annual rent roll and a balance sheet for Borrower and Master Tenant, which statements shall be accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Master Tenant and the Property. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include amounts representing annual net operating income, Net Cash Flow, gross income, and operating expenses.

(c)          Borrower shall furnish, or cause to be furnished, to Lender on or before forty five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Master Tenant, Guarantor and the Property (subject to normal year-end adjustments) as applicable: (i) an occupancy report (including an average daily rate) and a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) the Financial Covenant Compliance Certificate, (iv) occupancy statistics for the Property, and (v) a status report of Moody REIT II, in form and substance reasonably satisfactory to Lender and including an executed Compliance Certificate, covering the investment and other investment and/or economic activities of Moody REIT II during such period. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that (x) the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and (y) no Event of Default then exists (or, if any Event of Default then exists, detailing such Event of Default and describing in reasonable detail such remedial actions that Borrower and/or Master Tenant shall take in connection therewith). On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender (x) the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property, and (y) if not contained in the quarterly financial statements referred to above, the monthly operating statement for the immediately preceding calendar month, for the purposes of determining the Replacement Reserve Monthly Deposit.

(d)          Intentionally omitted.

(e)          Intentionally omitted.

(f)           Intentionally omitted.

(g)          The operating budget for the Property for the partial year period commencing on the date hereof, as delivered to Lender in connection with Lender’s underwriting of the Loan, shall constitute the initial Annual Budget hereunder. For each Fiscal Year thereafter, Borrower shall (or shall cause Master Tenant to) submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval, not to be unreasonably withheld, conditioned or delayed unless an Event of Default then exists (each such Annual Budget, an “Approved Annual Budget”). If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower and Master Tenant of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Borrower’s and/or Master Tenant’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(g) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S RESPONSE IS REQUESTED WITHIN FIFTEEN (15) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD WILL ENABLE BORROWER TO DELIVER A SECOND NOTICE REQUESTING LENDER’S CONSENT”“. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. In the event that Lender fails to approve or disapprove the foregoing written request within such fifteen (15) day period, then Borrower shall be entitled to deliver a second notice. Such notice shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(g) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. THE PROPOSED ANNUAL BUDGET SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIFTEEN (15) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. Unless an Event of Default shall then exist, in the event that Lender fails to approve or disapprove the second written request within such fifteen (15) day period, then Lender’s consent shall be deemed to have been granted. Lender shall advise Borrower of any objections to such revised Annual Budget within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise and resubmit the same to Lender until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget (or such proposed Annual Budget is deemed approved pursuant to this Section 5.1.11(g)), the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and for increases in occupancy.

(h)          If Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed unless an Event of Default then exists.

(i)           Borrower shall furnish, or cause to be furnished, to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and/or Master Tenant as may be reasonably requested by Lender.

(j)           Borrower shall furnish, or cause to be furnished, to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any commercial Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower or Master Tenant after request therefor).

(k)          Borrower shall cause Guarantor to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor: (i) with respect to Moody REIT II, financial statements audited by an independent certified public accountant satisfying the requirements applicable to the annual financial statements required to be filed by a Reporting Company, and (ii) with respect to Moody Guarantor, a signed personal financial statement in a form satisfactory to Lender if such Guarantor is an individual.

(l)           If requested by Lender, Borrower shall use commercially reasonable efforts to provide, or cause to be provided to, Lender, as soon after Lender’s request as practicable, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Secondary Market Transaction or as shall otherwise be reasonably requested by Lender.

(m)         Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in electronic format (if, within the capabilities of Guarantor’s or Borrower’s data systems, as applicable, without change or modification thereto, prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files)), and (ii) if requested by Lender, in paper form and/or on a diskette. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Secondary Market Transaction to such parties requesting such information in connection with such Secondary Market Transaction.

5.1.12.    Business and Operations. Borrower shall continue, and shall cause Master Tenant to continue, to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall, and shall cause Master Tenant to, qualify to do business and to remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower or Master Tenant shall, at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13.    Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14.    Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Master Tenant or any of their respective constituent Persons or an assignment by Borrower, Master Tenant or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15.    Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date installments of interest or principal were last paid, (vi) that, except as provided in such statement, there are no Defaults or Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations and have not been modified, or if any of them has been modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases and the Master Lease are in full force and effect and (provided the Property is not a residential multifamily property) have not been modified (or if any of them has been modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases and the Master Lease, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases or the Master Tenant under the Master Lease are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower or Master Tenant (as applicable) under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations secured hereby, the Property or the Security Instrument.

(b)          Borrower shall cause Master Tenant to use commercially reasonable efforts to obtain and deliver, or caused to be delivered, to Lender, upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to request that Master Tenant obtain such certificates more frequently than two (2) times in any calendar year, unless an Event of Default then exists.

(c)          Borrower shall, upon request by Lender, direct Master Tenant to use best efforts to cause Franchisor to replace and/or re-issue any comfort letter or tri-party agreement delivered in connection with the Loan.

(d)          Borrower shall, promptly upon request of Lender deliver an estoppel certificate from the Master Tenant stating that (i) the Master Lease is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) no Event of Default (as defined in the Master Lease) by Master Tenant exists under the Master Lease (or describing in reasonable detail any Event of Default that does exist), (iii) neither Master Tenant nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Master Lease and (iv) all sums due and payable under the Master Lease have been paid in full (or describing in reasonable detail any amounts then remaining due and unpaid).

5.1.16.    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17.    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver (other than waivers by Borrower with respect to obligations of Lender), supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18.    Confirmation of Representations. If requested by Lender, Borrower shall deliver, in connection with any Secondary Market Transaction, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of (or specifying any inaccuracy in) all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal, Master Tenant and Guarantor as of the date of the Secondary Market Transaction.

5.1.19.    Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower, Master Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), and (B) commercially reasonable amounts necessary to operate and maintain the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under (if required to be so permitted) and used in compliance with Environmental Law; (iv) Borrower shall, and shall cause Master Tenant to, keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Master Tenant or any other Person (the “Environmental Liens”), provided that Borrower and/or Master Tenant may contest any Environmental Law in accordance with the provisions of Section 5.1.1 applicable to contests of Legal Requirements; (v) Borrower shall, and shall cause Master Tenant to, at its or Master Tenant’s sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, and shall cause Master Tenant to, at its or Master Tenant’s sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made if Lender has reason to believe that an environmental hazard exists on the Property (including sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, and shall cause Master Tenant to, at its or Master Tenant’s sole cost and expense, comply with all reasonable written requests of Lender made if Lender has reason to believe that an environmental hazard exists on the Property (A) reasonably effectuate Remediation of any condition (including a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health (from exposure to Hazardous Substances) or the environment; (viii) Borrower shall not do or allow Master Tenant or any Tenant or other user of the Property to do any act with respect to Hazardous Substances that (A) materially increases the dangers to human health (from exposure to Hazardous Substances) or the environment, (B) poses an unreasonable risk of harm from exposure to Hazardous Substances to any Person (whether on or off the Property), or (C) due to the presence of Hazardous Substances or any Release thereof, (1) impairs or could reasonably be expected to impair the value of the Property, (2) is contrary to any requirement of any insurer, with respect to Hazardous Substances, (3) constitutes a public or private nuisance, (4) constitutes waste, or (5) violates any covenant, condition, agreement or easement applicable to the Property; and (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards (and reasonably likely to affect) the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances on, under, or above the Property or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except commercially reasonable amounts necessary to operate and maintain the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted (if required to be so permitted) under and used in compliance with Environmental Law) on, under or about the Property, and all uses and operations on or of the Property, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make any change in the use or condition of the Property which (A) could reasonably be expected to lead to the presence on, under or about the Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control on or to affect the Property; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b)          If Lender has reason to believe that an environmental hazard exists on the Property that could reasonably be expected, in Lender’s discretion, to endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or could reasonably be expected to materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall, and shall cause Master Tenant to, cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

(c)          Intentionally omitted.

(d)          Intentionally omitted.

(e)          Borrower shall promptly perform, or cause to be performed, all necessary remedial work in response to the presence of any Hazardous Substances on the Property, any violation of any Environmental Laws, or any claims or requirements made by any governmental agency or authority. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work exceeds $100,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed. All costs and expenses of the remedial work shall be promptly paid by Borrower or Master Tenant, as applicable, in accordance with the provisions of the Master Lease. In the event Borrower fails to undertake (or cause to be undertaken) the remedial work, or fails to complete (or cause the completion of) the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event all costs of Lender in doing so, including all fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, by any of Borrower, Master Tenant or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower, and Borrower shall have any and all liability for such removed Hazardous Substances.

5.1.20.    Leasing Matters. All commercial Leases with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all commercial Leases. All renewals of commercial Leases and all proposed commercial Leases shall provide for rental rates comparable to existing local market rates. All proposed commercial Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All commercial Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall, or shall cause Master Tenant to, (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or Master Tenant, as the case may be, or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of any commercial Lease in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, (i) neither Borrower nor Master Tenant shall enter into a lease of all or substantially all of the Property without Lender’s prior written consent, which may be granted or withheld in Lender’s sole discretion, and (ii) all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower and/or Master Tenant shall be subject to the prior written consent of Lender, which may be granted in Lender’s sole discretion.

5.1.21.    Alterations. Borrower shall obtain, and shall require Master Tenant to obtain, Lender’s prior written consent to any alterations to any Improvements (it being understood that Replacements do not constitute “alterations” subject to this Section 5.1.21), which consent shall not be unreasonably withheld or delayed except with respect to alterations that could reasonably be expected to have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that (a) are required to comply with the Franchise Agreement, unless the aggregate cost of such alterations is reasonably anticipated to exceed five percent (5%) of the original principal amount of the Debt or (b) will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income and (i) are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) are alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement; or (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated not to exceed $250,000.00 (the “Threshold Amount”). If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender shall make such security available to pay, or to reimburse Borrower or Master Tenant for, the costs of such alteration, in accordance with the disbursement procedures applicable to disbursements from the Replacement Reserve Fund; and, upon presentation by Borrower or Master Tenant of satisfactory completion of such alteration, Lender shall release any remaining portion of such security to Borrower or Master Tenant, as either of them may direct, provided that no Event of Default has occurred and is continuing.

5.1.22.    Operation of Property. (a) Borrower shall, and shall cause Master Tenant to, cause the Property to be operated in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) and the Franchise Agreement (or Replacement Franchise Agreement) as applicable. In the event that the Management Agreement or Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement or Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Master Tenant to enter into a Replacement Management Agreement with Manager or another Qualified Manager, or a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b)          Borrower shall, and shall cause Master Tenant to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement or the Franchise Agreement of which it is aware; (iii) upon request by Lender, promptly deliver to Lender a copy of each of the following received by Borrower or Master Tenant, as applicable, under the Management Agreement: (A) completed financial statement, business plan, capital expenditures plan or report required to be delivered to Borrower by Manager pursuant to the Management Agreement, (B) notice of default, or (C) estimate delivered to Borrower for its approval with respect to the contemplated expenditure of an amount in excess of $25,000; and (iv) enforce, in a commercially reasonable manner, the performance and observance, of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement and Franchisor under the Franchise Agreement.

5.1.23.    Embargoed Person. Borrower has performed and shall perform (or shall cause Master Tenant to perform) reasonable due diligence to insure that to the best of Borrower’s knowledge at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Master Tenant, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Master Tenant, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Master Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Master Tenant, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Master Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Borrower or Master Tenant, either (1) without the knowledge of Borrower, Master Tenant, Key Principal or Guarantor, through a transaction brokered by a FINRA licensed broker dealer not affiliated with Guarantor, provided such broker dealer has executed a dealer agreement or selling agreement with Guarantor or an affiliate of Guarantor in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), or (2) provided Borrower performs reasonable due diligence, without the knowledge of Borrower, Master Tenant, Key Principal or Guarantor, after the initial sale or offering of such interests in Borrower, the resulting breach of the foregoing representations shall be deemed to be unintentional and not willful or grossly negligent for purposes of Section 9.3 hereof.

5.1.24.    Default under Franchise Agreement. If Borrower or Master Tenant shall be in default under the Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Borrower or Master Tenant to be performed or observed. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Franchisor shall deliver to Lender a copy of any notice sent to Borrower, Master Tenant and/or Manager concerning a default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Any sums expended by Lender pursuant to this Section 5.1.24 shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Lender therefore.

5.1.25.    Opinion of Counsel. Notwithstanding anything contained herein to the contrary, upon request by Lender, Borrower shall promptly deliver to Lender, at Borrower’s sole cost and expense, a legal opinion in form and substance reasonably acceptable to Lender from counsel licensed in the State of Delaware.

5.1.26.    Master Lease Documents. Borrower shall (a) promptly perform and/or observe in all material respects all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Master Lease Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Master Lease Documents; (c) upon written request from Lender, promptly deliver to lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Master Lease; (d) promptly enforce, in a commercially reasonable manner, the performance and observance of all of the covenants and agreements required to be performed and/or observed by Master Tenant under the Master Lease Documents; and (e) cause Master Tenant to deposit or cause to be deposited all Rents into the Cash Management Account in accordance with the provisions of the Loan Documents.

5.1.27.    Financial Covenants.

(a)          At all times, the Debt Service Coverage Ratio for the Property shall equal or exceed the Minimum DSCR; provided that, if the Minimum DSCR shall fail to be satisfied, Borrower shall, within ten (10) Business Days of Borrower, Master Tenant and/or Guarantor becoming aware of such failure, prepay a portion of the Outstanding Principal Balance to a level such that the Debt Service Coverage Ratio shall equal or exceed the Minimum DSCR (provided, further, that any such prepayment shall satisfy the requirements of Section 2.3.4 hereof).

(b)          At all times, the Debt Yield shall equal or exceed the Minimum Debt Yield; provided that, if the Minimum Debt Yield shall fail to be satisfied at any time, Borrower shall, within ten (10) Business Days of Borrower, Master Tenant and/or Guarantor becoming aware of such failure, prepay a portion of the Outstanding Principal Balance to a level such that the Debt Yield of the Outstanding Principal Balance shall equal or exceed the Minimum Debt Yield (provided, further, that any such prepayment shall satisfy the requirements of Section 2.3.4 hereof).

Section 5.2            Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower (other than surviving indemnity obligations as to which no claim is then pending) under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1.      Operation of Property. (a) Borrower shall not (and shall cause Master Tenant to not), without Lender’s prior written consent (which consent shall not be unreasonably withheld unless an Event of Default then exists): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower or Master Tenant may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate, cancel, amend or modify the Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement or Franchise Agreement, or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or Franchise Agreement in any material respect; provided, however, that Borrower and/or Master Tenant, as applicable, may modify, supplement or amend the Franchise Agreement so long as such modification, supplement, or amendment (A) does not materially increase the obligations (or materially decrease the rights) of Borrower and/or Master Tenant thereunder, (B) add any additional restrictions on Borrower, Master Tenant or the Property, (C) materially increase the rights (or materially decrease the obligations) of Franchisor thereunder, or (D) include or modify any restriction on Lender’s ability to sell the Loan (provided that customary releases of claims that might exist against the Franchisor required in connection with a waiver, consent, forbearance or other modification entered into for the benefit of Borrower or Master Tenant shall not be deemed to violate the foregoing limitations). Any such surrender of the Management Agreement and/or the Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement and/or the Franchise Agreement without the prior consent of Lender (to the extent such consent is required) shall be void and of no force and effect.

(b)          Following the occurrence and during the continuance of an Event of Default, if so instructed by Lender, Borrower shall not cause or permit Master Tenant to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c)          If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2.      Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3.      Dissolution. Borrower shall not (and shall cause Master Tenant to not) (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership (with respect to Borrower only) and operation of the Property, or (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Master Tenant except to the extent permitted by the Loan Documents.

5.2.4.      Change In Business. Neither Borrower nor Master Tenant shall enter into any line of business other than the ownership (with respect to Borrower only) and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5.      Debt Cancellation. Neither Borrower nor Master Tenant shall cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Master Tenant by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Master Tenant’s business, and except that (if applicable) cancellation, forgiveness or releases in respect of Hotel Transactions may be effected in Borrower’s reasonable business judgment.

5.2.6.      Zoning. Borrower shall not, and shall cause Master Tenant to not, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7.      No Joint Assessment. Borrower shall not, and shall cause Master Tenant to not, suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8.      Intentionally Omitted.

5.2.9.      ERISA. (a) Neither Borrower, Master Tenant nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law

(b)          Borrower further covenants and agrees to deliver to Lender (or cause to be delivered) such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower, Master Tenant nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) one or more of the following circumstances is true:

(i)           Equity interests in each of Borrower, Master Tenant and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3 (42) of ERISA (the “Plan Asset Regulations”);

(ii)          Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower, Master Tenant and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or

(iii)         Each of Borrower, Master Tenant and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Borrower’s, Master Tenant’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

(c)          Borrower, Master Tenant and Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, Master Tenant, Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after Borrower knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, Master Tenant and/or Guarantor, describing said ERISA Event and the action which Borrower, Master Tenant and/or Guarantor proposes to take with respect thereto.

5.2.10.    Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower, Master Tenant and its and Master Tenant’s stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)          Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit Master Tenant or any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Hotel Transactions, and (C) Permitted Transfers.

(c)          A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Master Tenant agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)          Notwithstanding anything to the contrary contained in the Loan Documents.

(i)           Lender’s consent shall not be required in connection with one (1) or a series of Transfers of up to forty-nine percent (49%) in the aggregate of the direct or indirect ownership interests in any Restricted Party provided that (a) no Event of Default shall have occurred and remain uncured or would occur as a result of such Transfer, (b) such Transfer shall not (i) cause the transferee (together with its Affiliates) to acquire Control of any Restricted Party unless such transferee is Guarantor, (ii) result in any Restricted Party that is as of the Closing Date controlled by Guarantor no longer being controlled by Guarantor, or (iii) cause the transferee (together with its Affiliates) to increase its direct or indirect interest in any Restricted Party to an amount which exceeds forty-nine percent (49%) in the aggregate, unless such transferee owned more than forty-nine percent (49%) of the direct or indirect ownership interests in such Restricted Party on the Closing Date or as a result of a Transfer previously made in accordance with the terms and provisions of this Agreement, (c) the Property shall continue to be managed by Manager or a Qualified Manager, (d) after giving effect to such Transfer, Guarantor shall continue to own, directly or indirectly, at least fifty-one percent (51%) of all legal, beneficial and economic interests in each of Borrower and Master Tenant, (e) if, immediately following such Transfer, the transferee owns ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Master Tenant then, to the extent such transferee did not own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Master Tenant on the Closing Date, Borrower shall deliver, or cause to be delivered, at Borrower’s sole cost and expense, such searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) as Lender may reasonably require with respect to such transferee and its Controlling Persons, the results of which must be reasonably acceptable to Lender (unless such transferee and Controlling Persons were previously the subject of searches by Lender which were reasonably acceptable to Lender, in which case Borrower’s obligation to deliver or cause the delivery of such searches under this Section 5.2.10(d) shall be satisfied to the extent reasonably acceptable updates to such searches are delivered to Lender), and such transferee, its Borrowers and controlling Persons shall otherwise satisfy Lender’s then current applicable underwriting criteria and requirements, (f) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer (or final drafts thereof with signed copies to follow upon the effect date of such transfer) and the organizational documents of the transferee and its constituent parties reasonably required by Lender not less than ten (10) days prior to the date of such Transfer), and (g) the legal and financial structure of Borrower, Master Tenant and their respective stockholders, members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower, Master Tenant and their respective stockholders, members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements. Notwithstanding anything in this Section 5.2.10(d) to the contrary, and without limiting any of the foregoing requirements of this Section 5.2.10(d), if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect ownership interests in any Restricted Party are owned by any Person (together with its Affiliates) that owned less than forty-nine percent (49%) of the direct or indirect ownership interests in such Restricted Party as of the Closing Date or as a result of a Transfer previously made in accordance with the terms and provisions of this Agreement, then Borrower shall, prior to the effective date of any such Transfer, deliver (or cause to be delivered) to Lender a non-consolidation opinion letter acceptable to Lender and delivered by counsel reasonably satisfactory to Lender; and

(ii)          The sale, conveyance, transfer, disposition, alienation, hypothecation, pledge or encumbering of all or any portion of the direct or indirect ownership interests in Moody REIT II (each a “Permitted REIT Transfer”) shall be permitted at any and all times without (1) Lender’s consent, (2) notice to Lender, or (3) the payment of any fee, premium, penalty or other payment to Lender other than payment of Lender’s actual out-of-pocket expenses, if any, provided, however, that upon completion of such Permitted REIT Transfer (a) except with the Lender’s prior written consent, Moody REIT II is a Reporting Company, (b) there is no change of Control of Borrower, Master Tenant, Principal or Moody REIT II, (c) no Person together with such Person’s Affiliates, other than the Key Principal and his Affiliates, owns more than forty-nine percent (49%) of the direct or indirect ownership interests in Moody REIT II, (d) Moody REIT II continues to own, directly or indirectly, at least seventy-five percent (75%) of the ownership interests in MNOP II and MNOP II continues to own, directly or indirectly, one hundred percent (100%) of the ownership interests in Borrower and Master Tenant, and (e) if the Franchise Agreement will be terminated as a result of any such Permitted REIT Transfer, the Property shall be operated in accordance with a Replacement Franchise Agreement.

(e)          For the avoidance of doubt, and notwithstanding anything in this Section 5.2.10 to the contrary, (i) MNOP II must, at all times, own 100% of the direct equity interests in each of Borrower and MN Lancaster-Austin MT, Inc., a Delaware corporation, (ii) MN Lancaster-Austin MT, Inc., a Delaware corporation, must, at all times, own 100% of the direct equity interests in Master Tenant, and (iii) Moody REIT II continues to own, directly or indirectly, at least seventy-five percent (75%) of the ownership interests in MNOP II.

(f)           Borrower, without the consent of Lender, may grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no transfer, conveyance or encumbrance shall materially impair the utility and operation of the Property or materially adversely affect the value of the Property or the Net Operating Income of the Property. If Borrower shall receive any consideration in connection with any of said described transfers or conveyances, provided no Event of Default then exists, Borrower shall have the right to use any such proceeds in connection with any alterations performed in connection therewith, or required thereby. In connection with any transfer, conveyance or encumbrance permitted above, Lender shall, unless it reasonably determines that the foregoing conditions have not been satisfied, execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to said action or to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Lender of: (A) a copy of the instrument of transfer; and (B) an Officer’s Certificate stating with respect to any transfer described above, that such transfer does not materially impair the utility and operation of the Property or materially reduce the value of the Property or the Net Operating Income of the Property. Borrower shall pay all of Lender’s reasonable expenses incurred in connection with the foregoing including, reasonable attorney’s fees and expenses

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11.    Master Lease Documents. Without Lender’s prior written consent, Borrower shall not (and shall cause Master Tenant to not) (i) surrender, assign any interest in, terminate or cancel the Master Lease Documents; (ii) reduce or consent to the reduction of the term of the Master Lease; (iii) if the then-scheduled termination date of the Master Lease falls before the scheduled Maturity Date, fail to exercise, or fail to cause Master Tenant to exercise, any option or right to renew or extend the term of the Master Lease; (iv) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of the Master Lease Documents; (v) increase or consent to the increase of the amount of any charges to Borrower under the Master Lease Documents; or (vi) in each case, to any material extent, modify, change, supplement, alter or amend the Master Lease or waive or release any of Borrower’s rights and remedies under the Master Lease Documents.

ARTICLE VI
INSURANCE; CASUALTY; CONDEMNATION

Section 6.1           Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Master Tenant and the Property providing at least the following coverages:

(i)           comprehensive all risk “special form” insurance including loss caused by any type of windstorm, windstorm related perils, “named storms,” or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of 5% of Net Cash Flow of the Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its discretion; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (y) if any material portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess flood coverage in an amount equal to the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, or such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) in the event the Property is located in an area with a high degree of seismic activity and the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)          business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of (1) not less than twelve (12) months from the date of casualty or loss if the amount of the Loan is less than $35,000,000, or (2) not less than eighteen (18) months from the date of casualty or loss if the amount of the Loan is $35,000,000 or more; and (D) if the amount of the Loan is $50,000,000 or more, containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)         at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)         comprehensive boiler and machinery insurance, if steam boilers, other pressure-fixed vessels, large air conditioning systems, elevators or other large machinery are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)          commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(vi)         automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)        worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)       umbrella and excess liability insurance in an amount not less than: (A) $5,000,000.00 per occurrence if the amount of the Loan is less than $35,000,000, or (B) $25,000,000.00 per occurrence, if the amount of the Loan is $35,000,000 or more, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix)          the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan. Notwithstanding the foregoing, if the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute (“TRIPRA”) is not in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand-alone-basis (without giving effect to the cost of the terrorism component of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x)           if applicable, insurance against employee dishonesty containing minimum limits in an amount reasonably acceptable to Lender;

(xi)          if applicable, liquor liability coverage containing minimum limits per occurrence in an amount reasonably acceptable to Lender; and

(xii)         upon sixty (60) days written notice, such other reasonable insurance, including sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)          All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (A) if the amount of the Loan is $35,000,000 or more, “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s or (B) if the amount of the Loan is less than $35,000,000, “A-:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s. Notwithstanding the foregoing, any required earthquake insurance must satisfy the requirements of subsection (A) hereof regardless of the amount of the Loan. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Borrower shall deliver, or cause to be delivered, to Lender certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance (redacted, as necessary, to remove information regarding other properties covered by blanket policies), accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”). Notwithstanding the foregoing, Borrower shall not be required to provide proof of payment of the Insurance Premiums to the extent such Insurance Premiums are being escrowed. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)          Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d)          All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)          All property Policies shall contain clauses or endorsements to the effect that:

(i)           no act or negligence of Borrower, or Master Tenant, or anyone acting for Borrower or Master Tenant, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)          to the extent that such endorsement is obtainable by the exercise of commercially reasonable efforts, the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(iii)         the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)         Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its discretion deems appropriate after fifteen (15) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2           Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), estimated by Borrower to cost more than $50,000 to repair, Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute (or shall cause the prompt commencements and diligent prosecution of) the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver (or shall cause to be delivered) to Lender all instruments required by Lender to permit such participation.

Section 6.3           Condemnation. Borrower shall give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property promptly after becoming aware thereof, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings if an Event of Default exists or if the amount of the Award exceeds the Threshold Amount, and Borrower shall from time to time deliver (or cause to be delivered) to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute (or cause the diligent prosecution of) any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt (provided that Awards in respect of any temporary taking of the Property, unless an Event of Default shall have occurred and be continuing, shall be applied as if they constituted Rent). Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute (or shall cause the prompt commencement and diligent prosecution of) the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4           Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)          If the Net Proceeds shall be less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 means: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)           The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)          no Default or Event of Default shall have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)          The Master Lease shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Master Tenant, as applicable under the Master Lease, shall make all necessary repairs and restorations thereto at their sole cost and expense.

(D)         Borrower shall commence (or cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than the later of (i) one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, and (ii) thirty (30) days after receipt of the first installment of insurance proceeds or Award, whichever the case may be) and shall diligently pursue the same to satisfactory completion;

(E)          Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower or Master Tenant;

(F)          Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, the Master Lease and the Franchise Agreement or Replacement Franchise Agreement, as applicable, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)          the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)         the Restoration will not result in a permanent reduction of guest rooms at the Property and the shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J)           the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.20 to 1.0 and the Debt Yield for the Property, after giving effect to the Restoration, shall be equal to or greater than nine percent (9.0%);

(K)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval, which shall not be unreasonably withheld unless an Event of Default then exists;

(L)          the Net Proceeds (including any undisbursed insurance proceeds that the relevant insurer has agreed to disburse as restoration work progresses), together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and

(M)        the Management Agreement and the Franchise Agreement (or a Replacement Franchise Agreement) shall remain in full force and effect notwithstanding the occurrence of such Casualty or Condemnation.

(ii)          The Net Proceeds, as paid out by the relevant insurer, shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement or are subject to a Casualty Retainage) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)          All plans and specifications required in connection with a Restoration the cost of which shall exceed the Threshold Amount shall be subject to prior review and acceptance in all respects by Lender and, at Lender’s election, by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such review and acceptance not to be unreasonably withheld unless an Event of Default then exists. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration in respect of any contract pursuant to which they are to receive compensation in excess of $100,000, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, not to be unreasonably withheld. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)         In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower and/or Master Tenant from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (or conditional lien waivers) and evidence of payment in full, upon application of the funds so released, of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and, if requested by Lender, Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)          Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)         If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)        Provided no continuing Event of Default shall then exist, after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender shall be (1) if a Cash Sweep Period then exists, deposited in the Cash Management Account to be disbursed in accordance with this Agreement, and (2) if no Cash Sweep Period then exists, disbursed to or in accordance with the instructions of Borrower.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 9(b) of the Note, whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper (provided that, other than during the existence of an Event of Default, no prepayment premium shall be payable in connection therewith), or, at the discretion of Lender, the same may be paid, either in whole or in part, to or at the direction of Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII
RESERVE FUNDS

Section 7.1            Required Repairs.

7.1.1.      Deposits. Borrower shall complete (or cause the completion of) the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete or cause the completion of the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower does not complete (or cause the completion of) the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy (or cause the satisfaction of) each condition contained in Section 7.1.2 hereof. Subject to Section 7.6(b) hereof, upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on such Schedule II hereto to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.6 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2.      Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least fifteen (15) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, if the cost of the Immediate Repairs exceeds $50,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2           Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective delinquency dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the delinquency date of the Taxes and Other Charges or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3            Replacements and Replacement Reserve.

7.3.1.       Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $0 and (b) on each Payment Date thereafter the Replacement Reserve Monthly Deposit for expenses with respect to Replacement incurred after the date hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

7.3.2.      Disbursements from Replacement Reserve Account.

(a)          Lender shall make disbursements from the Replacement Reserve Account to pay, or to reimburse Borrower or Master Tenant, for the costs of the Replacements only. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to pay, or to reimburse Borrower or Master Tenant, for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund or of a type not typically accounted for as an “FF&E” expense or of inventory consumed in the ordinary course of the operation of the Property

(b)          Lender shall, upon written request from Borrower or Master Tenant and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower or Master Tenant, as the case may be, amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower or Master Tenant therefor, upon completion of such Replacements (or to pay vendors’ required deposits as provided under the terms of the contract relating to Borrower’s purchase of such Replacements, or upon partial completion, or to pay required installment payments, in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c)          Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower, or Master Tenant, shall certify that all Replacements for which such disbursement is requested have been or will be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property (or, in the case of a vendor’s required deposit, that such deposit is due and payable). Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided, or for the relevant required vendor’s deposit and, if Borrower or Master Tenant is seeking reimbursement rather than payment, evidence satisfactory to Lender of payment of all such amounts. Except as provided in this Section 7.3.2 with respect to required vendor’s deposits or in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide, or cause Master Tenant to provide, Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)          Borrower shall pay, or shall cause Master Tenant to pay, all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower or Master Tenant, Lender shall issue checks, payable to Borrower or Master Tenant, as applicable (or, in respect of any requested check in excess of $25,000, joint checks payable to Borrower or Master Tenant (as applicable) and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a conditional waiver of lien from each Person who is to receive payment from such payment prior to Lender’s disbursement thereof from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers, or conditional lien waivers, from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000.00 for completion of its work or delivery of its materials. Any lien waiver or conditional lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, if payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)          If (i) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (ii) in the case of a Replacement the cost of which exceeds $100,000.00, Lender has approved in writing in advance (such approval not to be unreasonably withheld, conditioned or delayed) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work or payment of a final installment prior to delivery of the Replacements to which such contract relates, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, or delivery thereof is conditioned upon payment of the requested disbursement, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement, and (E) if required by Lender in respect of any Replacement the cost of which exceeds $100,000 and which involves the performance of work to the Property by a contractor engaged for such purpose, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)           Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $5,000.00.

7.3.3.      Performance of Replacements.

(a)          Borrower shall make or cause Master Tenant to make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, the brand standards provided in the Franchise Agreement and to keep the Property or any portion thereof from deteriorating. Borrower shall complete or cause Master Tenant to complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)          Lender reserves the right, at its option, to approve each contract or work order with any materialman, mechanic, supplier, subcontractor, contractor or other party providing labor or materials in connection with the Replacements the total contracted-for payments to which exceed $100,000. Upon Lender’s request, Borrower shall assign to Lender any such contract or subcontract to which Borrower is a party, or cause Master Tenant to assign to Borrower, and then shall assign to Lender, any such contract or subcontract to which Master Tenant is a party.

(c)          In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner or any Replacement does not comply with brand standards under the Franchise Agreement and such failure continues for more than thirty (30) days after notice from Lender to Borrower, Lender shall have the option (upon five (5) Business Days’ notice to Borrower, except in the case of an emergency) to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any further notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)          In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right, during the existence of an Event of Default or as necessary to respond to emergency conditions, to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)          Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)           Borrower shall permit, and shall cause Master Tenant to permit, Lender and Lender’s agents and representatives (including Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases or Hotel Transactions) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause, or shall cause Master Tenant to cause, all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)          Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in excess of $100,000 from the Replacement Reserve Account in respect of any completed Replacement in in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amount in excess of $100,000 from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)          The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender or otherwise exist in compliance with the Loan Documents).

(i)           Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Security Instrument and that title to the Property is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Lender, if any).

(j)           All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)          In addition to any insurance required under the Loan Documents, Borrower shall to the extent applicable provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4.      Failure to Make Replacements.

(a)          It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender; provided, however, if such failure is not capable of being cured within said thirty (30) day period, then provided that Borrower commences, or causes commencement of, action to complete such cure and thereafter diligently proceeds to complete such cure (or causes it to be so completed), such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Master Tenant, in the exercise of due diligence, to cure such failure, but such additional period of time shall not exceed ninety (90) days. Subject to Section 7.6(b) hereof, upon the occurrence and during the continuation of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)          Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5.      Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4            PIP Reserve Fund.

7.4.1.      PIP Reserve Fund. Borrower shall deposit with Lender on the date hereof $70,000.00 in respect of the PIP Requirements. Amounts deposited pursuant to this Section 7.4 are referred to herein as the “PIP Reserve Fund” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “PIP Reserve Account.”

7.4.2.      Disbursements from the PIP Reserve Account. Lender shall disburse PIP Reserve Funds only for PIP Requirements or upon completion of PIP Requirements. Provided no Event of Default has occurred and is continuing, Lender shall disburse PIP Reserve Funds to Borrower or Master Tenant, as the case may be, within fifteen (15) Business Days after the delivery by Borrower or Master Tenant to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount of the PIP Reserve Funds is less than $10,000, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are PIP Requirements, (B) stating that all PIP Requirements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the PIP Requirements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or to pay vendors’ required deposits or installment payments as provided under the terms of the contract relating to Borrower’s purchase of such PIP Requirements (and certifying that such deposit is due and payable), or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the PIP Requirements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements for PIP Requirements have been used to pay the previously identified PIP Requirements, (ii) as to any completed PIP Requirements, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with such PIP Requirement and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment or entitlement to payment satisfactory to Lender, (iv) at Lender’s option, if the cost of the PIP Requirements to be funded exceeds $50,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) intentionally omitted, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the PIP Requirements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower or Master Tenant, as the case may be.

Section 7.5            Excess Cash Flow Reserve Fund.

7.5.1.      Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period Borrower shall deposit with Lender, or shall cause to be deposited with Lender, all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Master Lease (in the case of funds belonging to Master Tenant (“Master Tenant’s Excess Cash Flow”)) or the Loan (in the case of funds belonging to Borrower (“Borrower’s Excess Cash Flow”)), and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. Lender shall establish sub-accounts within the Excess Cash Flow Reserve Account for Borrower’s Excess Cash Flow (“Borrower’s Excess Cash Flow Subaccount”) and for Master Tenant’s Excess Cash Flow (“Master Tenant’s Excess Cash Flow Subaccount”). Pursuant to the terms of the Cash Management Agreement, Excess Cash Flow shall be allocated between Master Tenant’s Excess Cash Flow and Borrower’s Excess Cash Flow as set forth in written instructions from Master Tenant to Borrower and Lender, which shall be provided to Lender promptly by Master Tenant (and in any event, no later than one (1) Business Day after Lender’s written request therefor). All funds in the Borrower’s Excess Cash Flow Subaccount shall be held as additional collateral for the Loan, provided that during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in Borrower’s Excess Cash Flow Subaccount to the payment of the Debt in any order in its sole discretion. All funds in the Master Tenant’s Excess Cash Flow Subaccount shall be held as additional collateral for Master Tenant’s obligations under the Master Lease (which has been collaterally assigned by Borrower to Lender); provided, further, that upon the occurrence of an Event of Default and the acceleration of the Loan by Lender, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in Master Tenant’s Excess Cash Flow Subaccount to the payment of the Debt in any order in its sole discretion.

7.5.2.      Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower or Master Tenant, as either of them may direct.

Section 7.6           Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in all of its right, title and interest in and to each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund (provided that, in the case of the Master Tenant’s Excess Cash Flow or other funds belonging to Master Tenant pursuant to Section 3.4 of the Cash Management Agreement, Borrower collaterally assigns to Lender Borrower’s security interest therein, Borrower collaterally assigns to Lender Borrower’s security interest therein) as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds, to the extent of Borrower’s interest therein shall constitute additional security for the Debt, and in the case of Master Tenant’s Excess Cash Flow, for the obligations of Master Tenant under the Master Lease.

(b)          Upon the occurrence of an Event of Default and the acceleration of the Loan by Lender, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds (including, without limitation, any and all Master Tenant’s Excess Cash Flow) to the payment of the Debt in any order in its sole discretion. To the extent of any outstanding obligations of Master Tenant under the Master Lease, such application shall be deemed to have been paid in respect of such obligations. If an Event of Default then exists but Lender has not accelerated the Loan, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds that would constitute rent under the Master Lease (including, without limitation, any and all Borrower’s Excess Cash Flow) to the payment of the Debt in any order in its sole discretion.

(c)          The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower or Master Tenant, as the case may be, shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to it.

(d)          Neither Borrower nor Master Tenant shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or authorize any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)          Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds provided that they are invested in Permitted Investments. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent due to Lender’s or Servicer’s willful misconduct or gross negligence. At Lender’s request, Borrower shall assign, or shall cause Master Tenant to assign, to Borrower upon which Borrower shall collaterally assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)           Except as may otherwise be provided in the Cash Management Agreement, the required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount shall be added together and shall be paid, or caused to be paid, as an aggregate sum by Borrower to Lender.

(g)          Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower or Master Tenant, at the direction of either of them.

ARTICLE VIII
DEFAULTS

Section 8.1           Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (A) any scheduled payment of principal or interest (including all amounts due on the Maturity Date and/or any amounts under Section 5.1.27 hereof) or any payment to a Reserve Fund is not paid when due or (B) any other payment of any portion of the Debt is not paid within five (5) days after notice to Borrower;

(ii)          if any of the Taxes or Other Charges, unless being contested in accordance with the Loan Documents, are not paid prior to delinquency;

(iii)          if the Policies are not kept in full force and effect, or if certified copies of the Policies (or other evidence of coverage satisfactory to Lender and as may be expressly permitted hereunder) are not delivered to Lender upon request within the applicable time periods as provided herein, provided, that Borrower shall have the right to cure such failure to deliver the certified copies (or other evidence reasonably satisfactory to Lender) of the Policies to Lender, within five (5) Business Days of receipt of notice from Lender;

(iv)         if, except with Lender’s prior written consent, a Transfer occurs in violation of the provisions of this Agreement and Article 6 of the Security Instrument;

(v)          if (subject to Section 8.1(a)(ix)) any representation or warranty made by Borrower or Master Tenant herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)         if Borrower, Master Tenant or Principal shall make an assignment for the benefit of creditors;

(vii)        if (A) Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within sixty (60) days of filing; or (C) there shall be commenced against the Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (D) the Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Principal, Master Tenant, Guarantor or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(viii)       if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)          if (1) any of the representations contained in Section 4.1.30 were breached, violated and/or false when made, or (2) Borrower or Master Tenant breaches (A) any covenant contained in Section 4.1.30 hereof (provided that (a) if such event was inadvertent or unintentional, (b) does not impair the status of Borrower, Master Tenant or Principal as a single purpose, bankruptcy remote entity, and (c) is not likely to increase the risk of substantive consolidation of the assets and liability of Borrower, Master Tenant or Principal with any other Person as evidenced in a substantive non-consolidation opinion in form and substance satisfactory to Lender, then such event or breach shall not constitute an Event of Default if Borrower shall cure (or shall cause to be cured) the same within ten (10) Business Days of Borrower, Master Tenant and/or Principal becoming aware of such breach or violation (via written notice or otherwise)) or (B) there occurs any breach of any negative covenant contained in Section 5.2 hereof;

(x)           with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)          intentionally omitted;

(xii)         if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and as a result of which default the Manager thereunder gives notice of termination or cancellation of the Management Agreement or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower and/or Master Tenant, as applicable, shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(xiii)        if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof (provided that Borrower shall not be deemed to be in default under Section 9.1 hereof if Borrower’s inability to satisfy any requirement thereof is due to circumstances beyond its control, such as the unavailability of information requested by Lender), or fails to cooperate with Lender in connection with a Secondary Market Transaction pursuant to the provisions of Section 9.1 hereof, for ten (10) Business Days after notice to Borrower from Lender;

(xiv)        if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Master Tenant or the Property;

(xv)         if (A) an Event of Default (as defined in the Master Lease) occurs under the Master Lease, or (B) if any of the Master Lease Documents are amended, modified or terminated without the prior written consent of Lender; and/or

(xvi)        if a material default by Master Tenant has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any Replacement Franchise Agreement), as a result of which default the Franchisor thereunder gives notice of termination or cancellation of the Franchise Agreement (or any Replacement Franchise Agreement), or any expiration or other termination of the Franchise Agreement (or any Replacement Franchise Agreement) unless prior to or concurrently with any such expiration or termination Borrower has entered into a Replacement Franchise Agreement;

(xvii)       Moody REIT Guarantor (1) shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received, or any obligation of Moody REIT Guarantor under any guarantee or indemnity issued in connection with indebtedness incurred by any Affiliate and/or subsidiary of Moody REIT Guarantor, provided in each case such obligations shall in the aggregate be equal or greater than $10,000,000.00, or (ii) shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any material obligation for borrowed money or credit received (whether by Moody REIT Guarantor or by any Affiliate and/or subsidiary thereof) equal or greater than $10,000,000.00 in the aggregate and the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof;

(xviii)      if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.17 hereof;

(xix)        if Borrower, Master Tenant or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any Loan Document not specified in subsections (i) to (xviii) above or subsection (xviii) below, for ten (10) days after notice to Borrower or such other Person from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if Lender determines that (A) such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, (B) Borrower or such other Person, as applicable, shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, and (C) there is no material impairment to the value, use or operation of the Property, then such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or such other Person, as applicable, in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xx)         if there shall occur any other Event of Default, as defined in any other Loan Document;

(xxi)        Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument (it not being implied by this clause that any such encumbrance will be permitted); or

(xxii)       if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a material adverse effect.

(b)          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2            Remedies. (a) Upon the occurrence of an Event of Default and during the continuation thereof, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any part of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees, to the extent permitted under applicable law, that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)          With respect to Borrower and the Property, nothing contained herein or in any other Loan Document, except to the extent specifically limiting Lender’s right to take a specified action or specifically requiring Lender to take a specific action, shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c)          Lender shall have the right from time to time during the continuance of an Event of Default to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall lawfully do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any reasonable costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)          If an Event of Default exists, Borrower shall terminate (or shall cause Master Tenant to terminate) the Franchise Agreement upon the written request of Lender or any receiver of the Property. If for any reason the Franchise Agreement is not terminated upon such request, Lender may terminate the Franchise Agreement upon its acquisition of the Property by foreclosure or deed in lieu thereof, notwithstanding any requirement of the Franchisor that Lender assume the Franchise Agreement or enter into a replacement Franchise Agreement. Borrower shall pay (or shall cause Master Tenant to pay) any liquidated damages owed to Franchisor in connection with any termination of the Franchise Agreement pursuant to this Section 8.2(d).

(e)          As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3            Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX
SPECIAL PROVISIONS

Section 9.1            Secondary Market Transaction.

9.1.1.      Secondary Market Transaction. (a) Borrower acknowledges and agrees that Lender may (i) sell all or any portion of the Loan and the Loan Documents, (ii) issue one or more participations therein, (iii) sell with novation all or any part of its right, title and interest in, and to, and under the Loan to one or more additional Co-Lenders (a “Syndication”), or (iv) consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations, Syndications, or securitizations, collectively, a “Secondary Market Transaction”).

(b)          At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors or the Rating Agencies in connection with any such Secondary Market Transaction. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Guarantor, if any, the Property, Master Tenant, and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Master Tenant, Guarantor and their respective officers and representatives, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a Secondary Market Transaction in accordance with the market standards to which Lender customarily adheres or which may be required by prospective investors or the Rating Agencies in connection with any such Secondary Market Transaction. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Secondary Market Transaction (to the extent applicable), the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Master Tenant, Guarantor, the Property and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instrument,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Master Tenant, Guarantor, Manager or the Loan) do not, to such Person’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)          Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to Lender, the Rating Agencies or potential investors and addressing such matters as Lender, the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents; and such modifications shall not, in the aggregate, have a material adverse effect on the economics of the Loan to Borrower. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components or mezzanine loans.

(d)          Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.12 and Section 2.2.4 (subject to the requirements and limitations therein, including the requirements under Section 2.2.4(c) (it being understood that the documentation required under Section 2.2.4(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.2.12 or Section 2.2.4 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

(e)          KeyBank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time as set forth on Schedule VI hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)           Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)          In the event Lender elects to effect a Syndication, Borrower agrees to assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required, and (v) working with Lender to procure a rating for the Loan by the Rating Agencies, (vi) amending the Loan Documents to provide for such customary syndication provisions as Lender determines necessary in connection with the Syndication and to give Lender the right, at Borrower’s sole cost and expense, to have the Property reappraised on an annual basis (provided, however, that in connection with any such amendment, Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents; and such modifications shall not, in the aggregate, have a material adverse effect on the economics of the Loan to Borrower), and (vii) deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to each Co-Lender and its successors and assigns.

(h)          Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things necessary or desirable to effect any Secondary Market Transaction authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower’s failure to deliver any document or to take any other action Borrower is obligated to take hereunder with respect to any Secondary Market Transaction for a period of ten (10) Business Days after such notice by Lender shall, at Lender’s option, constitute an Event of Default hereunder.

9.1.2.      Secondary Market Transaction Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s compliance with this Section 9.1 (including the fees and expenses of the Rating Agencies) shall be paid or reimbursed by Borrower.

Section 9.2           Right To Release Information. Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of the Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, Master Tenant, any Guarantor, any indemnitor, the Property and any other matter in connection with the Loan, whether furnished by Borrower, Master Tenant, any Guarantor, any indemnitor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom.

Section 9.3           Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of the Guaranty or Environmental Indemnity or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases and rents contained in the Security Instrument and any other Loan Documents; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b)          Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:

(i)           fraud or material willful misrepresentation by Borrower, Master Tenant , Principal or Guarantor (or any of their respective Affiliates which are controlled by Borrower, Master Tenant, Principal and/or Guarantor) or any agent, employee or other person with actual or apparent authority to make statements or representations on behalf of Borrower, Master Tenant, Principal, or Guarantor (or any of their respective Affiliates which are controlled by Borrower, Master Tenant, Principal and/or Guarantor) in connection with the Loan (“apparent authority” meaning such authority as the principal knowingly or negligently permits the agent to assume, or which he holds the agent out as possessing);

(ii)          the gross negligence or willful misconduct of Borrower, Principal, Master Tenant or Guarantor (or any of their respective Affiliates which are controlled by Borrower, Master Tenant, Principal and/or Guarantor), agent, or employee of the foregoing;

(iii)         material physical waste of the Property;

(iv)          the removal or disposal of any portion of the Property during the continuation of an Event of Default without the replacement of same, to the extent the same is material to the operation of the Property;

(v)           the misapplication, misappropriation, or conversion by Borrower (or any of its Affiliates which are controlled by Borrower, Master Tenant, Principal and/or Guarantor), Principal, Master Tenant or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents or other Property income or collateral proceeds, or (D) any Rents paid more than one month in advance (including, but not limited to, security deposits);

(vi)         during the continuation of an Event of Default, the failure to either apply rents or other Property income, whether collected before or after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property or, upon demand, to deliver such rents or other Property income to Lender;

(vii)        failure to maintain insurance or to pay taxes and assessments (unless Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, has received all Rents from the Property applicable to the period for which such insurance, taxes or other items are due, and thereafter fails to make such payments) to the extent that the revenue from the Property is sufficient to pay such amounts as well as other costs of servicing the Debt and of operating the Property;

(viii)       failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property, to the extent that the revenue from the Property is sufficient to pay such amounts as well as other costs of servicing the Debt and of operating the Property (and other than any election by Lender not to make funds held in any applicable Reserve Fund available therefor, so long as no Event of Default then exists and Borrower has otherwise complied with the applicable terms of the Loan Documents related to such disbursement);

(ix)          any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(x)           any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.37 or 5.1.19 hereof;

(xi)          Borrower and/or Master Tenant fails to permit on-site inspections of the Property, fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof or fails to appoint a new property manager upon the request of Lender as permitted under this Agreement, each as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument;

(xii)        Borrower and/or Master Tenant’s failure to comply with Section 2.7 hereof and/or the Cash Management Agreement relating to the establishment of a Cash Management Account and/or the institution of cash management generally;

(xiii)       any amendment, modification or termination of the Master Lease without Lender’s consent;

(xiv)        any amendment or modification of the Franchise Agreement without Lender’s consent (to the extent such consent is required under the Loan Documents);

(xv)         the termination, surrender or cancellation of the Franchise Agreement by Master Tenant without Lender’s prior written consent or the termination or cancellation of the Franchise Agreement by Franchisor (as a result of the action or omission of Borrower or Master Tenant) prior to the expiration date of the Franchise Agreement unless such termination or cancellation is solely the result of Master Tenant’s failure to pay the franchise fees and other charges due under the Franchise Agreement and such failure to pay is solely the result of revenue from the Property being insufficient to pay such amounts as well as other costs of servicing the Debt and of operating the Property provided that the foregoing shall not apply to the extent that (A) Borrower would otherwise be liable under this subsection (xv) and (B) during the continuance of a Cash Sweep Period, Lender has not made funds available to Borrower to pay the charges described above;

(xvi)       Breakage Costs not being paid;

(xvii)      Borrower’s failure to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.17 hereof; and/or

(xviii)     any loss, cost, expense, damage, claim or other obligation (including reasonable attorneys’ fees and court costs) incurred or suffered by Lender related, directly or indirectly, to the removal and/or modification of any shoring mechanisms located at or adjacent to the Property (including, without limitation, any tie-back rods and anchors and/or pins) pursuant to the Easement Agreement.

(c)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents,

(i)            Borrower and any general partner of Borrower shall be personally liable for the Debt if (A) Borrower fails to obtain Lender’s prior written consent to any voluntary Transfer if as required by this Agreement or the Security Instrument, which Transfer results in (x) the transfer of the Property, (y) a change in control of Borrower and/or Master Tenant, and/or (z) a transfer of a fifty percent (50%) or greater direct or indirect interest in Borrower or Master Tenant; (B) Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property; (C) Borrower and/or Master Tenant shall at any time hereafter make an assignment for the benefit of its creditors; (D) Borrower and/or Master Tenant fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument, and such failure is cited as a factor in the substantive consolidation of Borrower and/or Master Tenant with any other person; (E) other than at Lender’s written request, Borrower, Master Tenant or any Principal admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (F) Borrower fails to make the first full monthly payment of principal and interest on or before the first Payment Date; (G) Borrower and/or Master Tenant files (other than at Lender’s request), consents to, or acquiesces in a petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or State bankruptcy or insolvency law, or there is a filing of an involuntary petition against Borrower, Master Tenant or any Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Master Tenant or Guarantor or any Principal colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Master Tenant or such Principal from any party; or (H) there is substantive consolidation of Borrower, Master Tenant or any Restricted Party with any other Person in connection with any federal or state bankruptcy proceeding involving Guarantor or any of Affiliate of Guarantor and one of the factors cited as the bases therefor is a breach by Borrower or Master Tenant of any representation, warranty or covenant contained in Section 4.1.30 of this Agreement.

(d)          Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

Section 9.4           Matters Concerning Manager. If (i) an Event of Default hereunder has occurred and remains uncured, (ii) Manager shall become subject to a Bankruptcy Action, (iii) a default by Manager occurs under the Management Agreement that would permit Master Tenant to terminate the Management Agreement, or (iv) the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.20 to 1.00 and Lender reasonably determines that the Property is performing at less than eighty percent (80%) of the performance of other hotels generally in the same competitive set, Borrower shall, at the request of Lender, cause Master Tenant to terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5           Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, nor shall Borrower be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X
MISCELLANEOUS

Section 10.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and all such covenants and agreements shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2         Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3          Governing Law.

(a)          LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (“ACTION”) MAY AT LENDER’S OPTION BE INSTITUTED IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH ACTION, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY ACTION. BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE, OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 10.6 HEREOF AND AGREES THAT SERVICE OF PROCESS AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH ACTION IN THE STATE OF NEW YORK. BORROWER SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS.

Section 10.4         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5          Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6          Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention: Jennifer Power, Vice President

with a copy to:	Katten Muchin Rosenman LLP
550 South Tryon Street, Suite 2900
Charlotte, North Carolina 28202
Attention: Daniel S. Huffenus, Esq.

If to Borrower:	Moody National Yale-Seattle Holding, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Attention: Brett C. Moody
Facsimile No.: (713) 997-7505

With a copy to:	Gresham Savage Nolan & Tilden, PC
501 W. Broadway, Suite 800
San Diego, California 92101
Attention: Jerome A. Grossman
Facsimile No.: (619) 615-2180

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7       Trial by Jury. TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH OTHER PARTY.

Section 10.8         Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10        Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower received during the continuation of any Event of Default to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11       Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower or which are required by law and which cannot be waived in accordance therewith.

Section 10.12       Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13       Expenses; Indemnity. (a) Except to the extent otherwise provided in Article 9: (b) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation other than as provided in Article 9, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (provided that nothing herein shall require Borrower to reimburse Lender in respect of its overhead expenses); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Subject to Section 5.2 of the Cash Management Agreement, any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(c)          Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(d)          Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency, after any Secondary Market Transaction (and excluding any such fees and expenses incurred by such Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby as part of a Secondary Market Transaction), in connection such Rating Agency’s review of the Loan, the Loan documents or any transaction contemplated thereby in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14        Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15        Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16        No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and the other Persons party thereto, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower, or another Party to any Loan Document, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)          Borrower authorizes Lender to act upon any direction it receives from Master Tenant incident to the Loan Documents with respect to matters for which Master Tenant has responsibility pursuant to the Master Lease Documents (including, without limitation, with respect to requests for, and the application of, disbursements from any applicable Reserve Fund), and, as between Lender and Borrower, agrees to be bound by any such direction.

Section 10.17       Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, KeyBank National Association or any of their Affiliates shall be subject to the prior written approval of Lender and KeyBank National Association in their commercially reasonable discretion.

Section 10.18       Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19       Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20       Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21       Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or (unless specifically engaged by Lender in writing) Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22        Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23       Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantor and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents and those imposed under applicable law. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24       Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)          the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)          the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)          the right, in accordance with the terms of this Agreement, including Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)          the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25      (OFAC). Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information within Borrower’s or Guarantor’s possession or control that Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26       Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 10.27        Release of Moody Guarantor. Upon satisfaction of all of the conditions set forth in Section 25 of the Payment Guaranty and the release of Moody Guarantor in accordance therewith, Moody Guarantor shall be deemed automatically released from all liability under the Payment Guaranty (but not, for the avoidance of doubt, under the Recourse Guaranty) first accruing after such release and all references in this Agreement and the other Loan Documents to “Guarantor” with respect to the Payment Guaranty (but not, for the avoidance of doubt, the Recourse Guaranty) shall be solely a reference to Moody REIT Guarantor and Moody LP Guarantor.

Section 10.28        Post Closing Matters. Borrower covenants and agrees to provide to Lender, within sixty (60) days of the date hereof, evidence satisfactory to Lender that Borrower shall have caused the striping of two (2) additional handicap spaces at the parking lot located on the Property.

ARTICLE XI
LOCAL LAW PROVISIONS

Section 11.1         Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article XI and the other provisions of this Agreement, the terms and conditions of this Article XI shall control and be binding.

NONE

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MOODY NATIONAL YALE-SEATTLE HOLDING, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

STATE OF TEXAS	)
)
	)	SS:
)
COUNTY OF HARRIS	)

On ________ __, 2015, before me, _______________________________________, a Notary Public, personally appeared Brett C. Moody, President, and as Authorized Party of Moody National Yale-Seattle Holding, LLC, a Delaware limited liability company, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(Seal)

Notary Public in and for _________ County
Print Name:

LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Jennifer Power
	Name:	Jennifer Power
	Title:	Vice President

SCHEDULE I

(RENT ROLL)

N/A

SCHEDULE II

(REQUIRED REPAIRS – DEADLINES FOR COMPLETION)

NONE

SCHEDULE III

(ORGANIZATIONAL CHART OF BORROWER)

Brett C. Moody
Shareholders
Moody National REIT II, Inc. (Maryland)
Sole Member
Sole Member
Moody OP Holdings II, LLC (Delaware)
Limited Partner (0.004241815% interest as of 3/9/2016)
General Partner (99.99578185% as of 3/9/2016)
Special Unit Holder
Moody National LPOP II, LLC (Delaware)
Moody National Operating Partnership II, LP (Delaware)
Contributing Limited Partners*
Sole Shareholder (100%)
MN Lancaster-Austin MT, Inc. (Taxable REIT Sub) (Delaware)
Sole Member (100%)
Sole Member (100%)
Moody National Yale-Seattle MT, LLC (Delaware)
Moody National Yale-Seattle Holding, LLC (Delaware)
Master Lease
Property

*Contributing limited partners, if any, will receive a limited partnership interest in Moody National Operating Partnership II, LP, in exchange for a contribution of property.

SCHEDULE IV

FORM OF TENANT DIRECTION LETTER

[BORROWER LETTERHEAD]

__________, 20__

[Tenants under Leases]

Re:      Lease dated ________ between _______________, as Landlord, and __________________, as Tenant, concerning premises known as _____________

Gentlemen:

This letter shall constitute notice to you that the undersigned has granted a lien and security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of KeyBank National Association, its successors and assigns, as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

[Clearing Bank]

Account Name:	“	Cash Management
Account FBO Key Bank National Association, successors and assigns
Account No.:
Attention:
ABA#

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.

Sincerely,

[Borrower]

SCHEDULE V

FORM OF CREDIT CARD DIRECTION LETTER

[BORROWER LETTERHEAD]

[Date]

[Addressee]

Re:	Payment Direction Letter for ___________ (the “Property”)
Loan No. ________________

Dear [______]:

MOODY NATIONAL YALE-SEATTLE HOLDING, LLC (the “Owner”), the owner of the Property has mortgaged the Property to KeyBank National Association (together with its successors and assigns, “Lender”) and each of the Owner and MOODY NATIONAL YALE-SEATTLE MT, LLC (the “Lessee”) has agreed that all receipts received with respect to the Property will be paid directly to a bank selected by the Lender. Therefore, from and after [DATE], please remit all payments due to the Owner and/or Lessee under that certain [REFERENCE AGREEMENT], dated [___], [___] (the “Agreement”) between the [Owner] [Lessee] and you, as follows:

[Clearing Bank]

Account Name:	“	Cash Management Account FBO
KeyBank National Association, successors and assigns
Account No.:
Attention:
ABA#

These payment instructions cannot be withdrawn or modified without the prior written consent of the Lender or its designee, or pursuant to a joint written instruction from the Owner, Lessee and the Lender or its designee. Until you receive written instructions from the Lender or its designee, continue to send all payments due under the Agreement to ______________ (“Bank”) pursuant to the terms hereof. All payments due under the Agreement shall be remitted to Bank no later than the day on which such amounts are due.

If you have any questions concerning this letter, please contact [______] at [______]. We appreciate your cooperation in this matter.

[NO FURTHER TEXT ON THIS PAGE]

2

Very truly yours,

BORROWER:
,

a

By:
Name:
Title:

G-1

SCHEDULE VI

Commitment Percentage

Name and Address	Commitment	Commitment Percentage
KeyBank National Association	$56,250,000.00	100%
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention: Jennifer Power,
Vice President

Telephone: 770 510 2100
Facsimile: 770 510 2195

LIBOR Lending Office Same as Above

H-2

SCHEDULE VII

Form of Compliance Certificate

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attention: Jennifer Power

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of May [__], 2016 (as the same may hereafter be amended, the “Loan Agreement”) by and among Moody National Yale-Seattle Holding, LLC (the “Borrower”), KeyBank National Association as Lender, and the other Lenders from time to time party thereto. Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

Pursuant to the Loan Agreement, the Borrower (or Master Tenant and/or Moody REIT II, on the Borrower’s behalf) is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of Moody REIT II for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Moody REIT II at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of Section 5.1.11(c) of the Loan Agreement. If this certificate is provided under a provision other than such Section 5.1.11(c), the calculations provided below are made using the consolidated financial statements of Moody REIT II as of the Balance Sheet Date adjusted in the best good faith estimate of Moody REIT II to give effect to the making of a Loan, issuance of a letter of credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Moody REIT II of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer, chief executive officer, treasurer or chief accounting officer of the Borrower (or Moody REIT II, if this certificate is delivered by Moody REIT II on the Borrower’s behalf).

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

H-3

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this _____ day of ___________, 201__.

MOODY NATIONAL YALE-SEATTLE HOLDING, LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)